Exhibit 10.2

HOTEL MANAGEMENT AGREEMENT

THESIS HOTEL MIAMI

1350 S. DIXIE HIGHWAY

CORAL GABLES, FLORIDA 33146

THESIS HOTEL MIAMI

Table of Contents

ARTICLE I		1
1.1	Hotel Description	1
ARTICLE II		2
2.1	Initial and Renewal Terms	2
ARTICLE III		2
3.1	Scope of Services	2
3.2	Reimbursements of Transition Expenses
3.3	Major Agreements
3.4	Independent Contractor Status
ARTICLE IV		9
4.1	Exclusive Operator of Hotel	9
4.2	Manner of Operations	9
4.3	Consultation with Owner	10
4.4	Hiring of Executive Hotel Employees	10
4.5	Third Party Areas	11
ARTICLE V		12
5.1	Hotel Employees and Contractors	12
5.2	Benefit Plans for Associates	12
5.3	Lodging for Associates	13
5.4	Employment Laws	13
5.5	Employment Policy	13
5.6	Collective Bargaining Agreements	14
ARTICLE VI		14
6.1	Available Funds for Operations	14
6.2	No Advance of Funds	14
ARTICLE VII		15
7.1	Centralized Services	15
7.2	Multi-property Programs	15
7.3	Networking Services	16
ARTICLE VIII		16
8.1	Working Capital	16
8.2	Operating and FF&E Account	17
8.3	Internal Controls for Accounts	17
ARTICLE IX		18
9.1	Accounting Procedures	18
9.2	Monthly Reports	18
9.3	Audited Financials	19
9.4	Annual Budgets	19
9.5	Resolution of Disputes over Budgets	20
9.6.	Approval for Capital Expenditures	21
ARTICLE X		21
10.1	Base Fee	21
10.2	Incentive Fee	21
10.3	Payment of Management Fees	22
10.4	Funds from Operating Account	22
10.5	Audit of Management Fees	22
10.6	Renovation Services	22
10.7	Purchasing Services	23
10.8	Reimbursable Expenses	23
ARTICLE XI		23
11.1	Total Revenues	23
11.2	Operating Expenses	25
11.3	Fixed Charges	27

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11.4	Net Operating Income	27
11.5	Fiscal Year	28
11.6	F&B Area Income	28
11.7	Non-Managed Area Income	28
ARTICLE XII		29
12.1	Establishing FF&E Reserve Account	29
12.2	Use of Funds in FF&E Reserve Account	29
ARTICLE XIII		29
13.1	Insurance Requirements	29
13.2	Named Insured Party	31
13.3	Form of Insurance	31
13.4	Cancellation and Modification of Insurance	31
13.5	No Subrogation Rights	32
13.6	Insurance Proceeds	32
13.7	Payment for Insurance	32
ARTICLE XIV		33
14.1	Performance Test	33
14.2	Sale to Third Party	34
14.3	Termination for Convenience	34
ARTICLE XV		34
15.1	Fire or Casualty	34
15.2	Condemnation	34
15.3	Miscellaneous	35
ARTICLE XVI		35
16.1	Listing of Defaults	35
16.2	Termination Rights	36
16.3	Non-Exclusive Remedy	36
16.4	Force Majeure	36
16.5	Waiver of Certain Claims	37
ARTICLE XVII		37
17.1	Termination Fee	37
17.2	Prior Commitments to Customers	37
17.3	Transition of Management	38
17.4	WARN Act Liability	38
ARTICLE XVIII		39
ASSIGNMENT		39
18.1	Assignment by Operator	39
18.2	Assignment by Owner	39
18.3	Effect of Assignment	39
ARTICLE XIX		40
19.1	Requirement for Notice	40
ARTICLE XX		40
ESTOPPELS		40
20.1	Confirmation of Agreement	40
ARTICLE XXI		41
21.1	Indemnity by Operator	41
21.2	Indemnity by Owner	41
21.3	Employment Claims	41
21.4	Procedure for Indemnity	42
21.5	Survival Beyond Termination	42

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ARTICLE XXII		43
22.1	Binding and Enforceable Agreement	43
22.2	Transactions with Affiliates	43
22.3	Entire Agreement	43
22.4	Headings	43
22.5	Waiver	43
22.6	Binding Agreement	43
22.7	Choice of Law	43
22.8	Qualified Loans	43
22.9	Dispute Resolution	43
22.10	No Guarantee of Operating Results	47
22.11	Oversight of Renovation Services	47
22.12	Operating Funds	48
22.13	Consents and Approvals	48
22.14	Signature Counterparts	49
EXHIBIT A		51
EXHIBIT B		52
EXHIBIT C		53
EXHIBIT D		54
EXHIBIT E		55

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HOTEL MANAGEMENT AGREEMENT

THESIS HOTEL MIAMI

THIS HOTEL MANAGEMENT AGREEMENT (this “Agreement”), made effective as of November 15, 2019 (the “Commencement Date”), is entered into between 1350 S DIXIE LLC, a Delaware limited liability company (“Owner”), and HERSHA HOSPITALITY MANAGEMENT L.P., a Pennsylvania limited partnership (“Operator”).

RECITALS

A. Owner is developing a hotel to be known as the “Thesis Hotel Miami” (or such other name as determined by Owner in its sole discretion), located at 1350 South Dixie Highway, Coral Gables, Florida 33146 (the “Hotel”);

B. Operator shall take over the management and operation of the Hotel in accordance with the terms and conditions of this Agreement on the date the Hotel opens for business (such date, the “Opening Date”);

C. Operator is knowledgeable and experienced in the operation of hotels similar to the Hotel; and

D. Owner desires to engage Operator, and Operator desires to be engaged, to manage and operate the Hotel, and Operator has agreed to manage and operate the Hotel, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator agree as follows:

ARTICLE I

THE HOTEL

1.1 Hotel Description

Owner and Operator acknowledge that the Hotel is currently anticipated to consist of and contain:

A.	That certain real property (the “Land”) located at the address shown in Recital A above and improvements thereon with approximately 245 anticipated guest rooms and other facilities, together with any outdoor parking areas, retail spaces and other facilities located on the Land (the “Building”) or otherwise used by the Hotel;

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B.	Mechanical systems and built-in installations (the “Installations”) of the Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators, and built-in laundry, refrigeration and kitchen equipment;

C.	Furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures, hotel equipment and vehicles (the “FF&E”);

D.	Chinaware, glassware, silverware, linens and other items of a similar nature (the “Operating Equipment”); and

E.	Stock and inventories of paper supplies, cleaning materials and similar consumable items and food and beverage (the “Operating Supplies”, together with the Operating Equipment, collectively, the “OS&E”).

ARTICLE II

TERM

2.1 Initial and Renewal Terms

This Agreement shall have a term commencing on the Commencement Date and expiring on the date that is the tenth (10th) anniversary from the Opening Date, unless sooner terminated in accordance with the provisions of this Agreement or unless extended by the written agreement of Owner and Operator (the “Initial Term”). The Opening Date shall be evidenced by a confirmation notice executed by Owner and delivered to Operator (the “Confirmation Notice”), provided, that the failure of Owner to execute and deliver the Confirmation Notice shall have no effect on the Opening Date. Subject to the earlier expiration or termination of this Agreement pursuant to the terms and conditions of this Agreement, this Agreement shall be automatically extended for four (4) additional consecutive five (5) year renewal terms (each such renewal term as extended pursuant to this Section 2.1, a “Renewal Term” and, together with the Initial Term and all applicable prior Renewal Terms (if any), collectively, the “Term”) (each such Renewal Term to commence on the day immediately following the last day of the then-expiring Term) unless either Operator or Owner provides a written notice of non-renewal to Owner or Operator, as applicable, at least one hundred eighty (180) days prior to the last day of the then-expiring Term.

ARTICLE III

GENERAL SERVICES BY OPERATOR

3.1 Scope of Services

During the Term, Operator, for the account of Owner, shall in accordance with the Budgets and the applicable provisions of this Agreement (including, without limitation, Section 3.2 below), and only to the extent Owner has provided sufficient funds therefor pursuant to the Budgets, either through Hotel operations or directly from Owner:

A.	Subject to Section 4.4 below, recruit, train, direct, supervise, employ and dismiss on-site staff (the “Hotel Employees”) for the operation of the Hotel. “Hotel Employees” shall not include any Third Party Area Employees as provided in Section 4.5 below;

THESIS HOTEL MIAMI

B.	Establish (i) rates for the usage of all guest rooms and other recreational or other guest facilities or amenities at the Hotel, including all (x) room and suite rates for individuals and groups, and (y) charges for room service and other operated food and beverage service, (ii) policies with respect to discounted and complimentary rooms, food and beverage, and other hotel services, (iii) billing policies with respect to the operation of the Hotel (including the entry of an agreement with credit card organizations), and (iv) price/rate and rent schedules, space lease charges and concession charges for all areas of the Hotel;

C.	Supervise, direct and control the collection of income of any nature from the Hotel’s operation and the giving of receipts in connection therewith;

D.	Develop and implement advertising, marketing, promotion, publicity, social media and other similar programs for the Hotel in accordance with the Operating Budget and the terms of this Agreement;

E.	Subject to Section 3.2.F below, and excluding any Third Party Agreements (as defined in Section 4.5 below), make recommendations to Owner and, upon its consent and approval, (i) negotiate and enter into leases, licenses and concession agreements (collectively, the “Leases”) for stores, office space and lobby space at the Hotel, collect the rent under the Leases and otherwise administer the Leases and (ii) negotiate and enter into contracts (including, without limitation, equipment and operating leases) for the provision of goods and services to the Hotel (collectively, “Contracts”);

F.	Apply for, process and take all necessary steps, as determined by Operator, to procure and keep in effect in Owner’s name (or, if required by the licensing authority, in Operator’s name, or a third party tenant’s name, or any or all of the foregoing) in good order all licenses and permits required for the operation of the Hotel (excluding any Third Party Areas (as defined in Section 4.5 below));

G.	Provide for the security of Hotel guests and staff and employ appropriate personnel and/or outside security firms for the same;

H.	Maintain the Hotel and its FF&E and OS&E in good operating order, repair and condition consistent with the Operating Standards, including, without limitation, making necessary repairs thereto and replacements thereof. As used herein, the “Operating Standards” shall be the standards imposed by Franchisor on Owner pursuant to the Franchise Agreement; provided, however, that in the event there is no Franchise Agreement in effect, such standards shall mean those standards of management and operation that are customary and usual in the operation of upper-upscale (as defined by the chain scales established by STR (commonly known as “Smith Travel Research”) from time to time) hotels similar to the Hotel in markets similar to the geographic area of the Hotel, to the extent consistent with the Budget and the Hotel’s facilities;

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I.	Purchase all FF&E and OS&E necessary for the operation of the Hotel (excluding any Third Party Areas (as defined in Section 4.5 below));

J.	Provide routine accounting services in accordance with the Uniform System of Accounts (Eleventh Revised Edition 2015, as further revised from time to time), as adopted by the American Hotel and Motel Association of the United States and Canada (the “Uniform System”), and provide purchasing services as required in the ordinary course of business and, if reasonably requested by Owner (at Owner’s sole cost and expense), in addition to the Monthly Reports (as defined in Section 9.2 below), prepare or facilitate the preparation of any quarterly and/or annual reports relating to the operation of the Hotel (prepared in accordance with generally accepted accounting principles in the United States);

K.	Use commercially reasonable efforts to comply with all applicable laws, ordinances, regulations, rulings and orders of governmental authorities affecting or issued in connection with the Hotel, as well as with orders and requirements of any board of fire underwriters or any other body which may exercise similar functions, so long as Owner promptly delivers to Operator any notice of violation thereof received by Owner and, subject to the terms and conditions contained herein, take appropriate action with respect to the use of funds in connection with the operation and maintenance of the Hotel (provided Owner has provided sufficient funds therefor);

L.	Cause all ordinary repairs and maintenance to the Hotel (excluding any Third Party Areas (as defined in Section 4.5 below)), of which Operator is aware, to be made and conducted;

M.	Subject to Section 10.6 below, solely upon request of Owner, provide Project Management Services (as hereinafter defined) on Owner’s behalf in connection with capital improvements to the Hotel, or the renovation and refurbishment of the Hotel, provided that all such capital improvements shall be funded from the FF&E Reserve Account (as hereinafter defined) or by Owner;

N.	Subject to Section 3.4 below, use commercially reasonable and professional efforts to operate the Hotel in accordance with (i) that certain Food and Beverage Management Agreement, dated as of July 26, 2019, by and between Owner and Aya Hospitality LLC, a Florida limited liability company (“F&B Operator”), or any replacement agreement governing operations of the signature restaurant located on the ground level of the Hotel adjacent to the Hotel lobby (the “Restaurant”), the lobby gastro pub located on the ground level of the Hotel adjacent to the Hotel lobby (the “Lobby Pub”), the poolside bar with limited food service located adjacent to the Hotel pool (the “Pool Bar”), and food and beverage catering services at the Hotel (the “F&B Management Agreement”), (ii) any franchise agreement entered into by Owner for the franchise of the Hotel (the “Franchise Agreement”), (iii) any mortgage or deed of trust encumbering the Land (the “Mortgage”), and (iv) any covenants, conditions and restrictions encumbering the Land as of the date of this Agreement (the “Encumbrances” together with the F&B Management Agreement, the Franchise Agreement, if any, and the Mortgage, collectively, the “Major Agreements”);

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O.	Advise and recommend to Owner the suitability of instituting legal or equitable actions or proceedings through legal counsel, other professionals, consultants and specialists;

P.	Retain legal counsel and such other professionals, consultants and specialists as Operator deems necessary in connection with the management of the Hotel, the cost of which shall be an Operating Expense; provided, however, Operator shall not expend more than the amount budgeted in the then applicable approved Budget with respect to such fees and expenses without the prior written consent of Owner, which shall be granted or withheld in Owner’s sole and absolute discretion;

Q.	In accordance with this Agreement, incur obligations in the name and on behalf of the Owner solely with regard to trade payables for goods and services incurred in the ordinary course of business in the operation and management of the Hotel (“Trade Payables”); provided, however, Owner’s approval is expressly required for the borrowing of any other money or the execution of any credit obligation for any purpose other than Trade Payables in the name of and on behalf of Owner (which approval may be granted or withheld by Owner in Owner’s sole and absolute discretion);

R.	Use commercially reasonable efforts to collect, account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collectible by the Hotel directly from guests or as part of the sales price of any goods, services or displays, including gross receipts, admission, or similar or equivalent taxes, duties, levies or charges;

S.	Upon request of Owner and at Owner’s cost and expense, cooperate in helping Owner (i) challenge, protest, appeal and/or litigate any legal requirements affecting the Hotel or any alleged violation of any legal requirement, or (ii) institute, defend, challenge, protest, appeal and/or litigate any legal or equitable actions or proceedings pertaining to property-related claims not involving the operation of the Hotel (such as zoning disputes, structural defects, and title disputes);

T.	Provide the pre-opening services described in Exhibit E, in consideration of the payment of the pre-opening service fees set forth in Exhibit D; and

U.	Provide such other services as are required under the terms of this Agreement.

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3.2 Limitations on Authority

Notwithstanding the authority given to Operator under this Article III or any other provisions of this Agreement and in addition to the express provisions of this Agreement which prohibit Operator from taking certain actions only with the prior consent of Owner, Operator shall not take or perform any of the following actions without the prior written approval of Owner (which consent may be granted or withheld in Owner’s sole and absolute discretion):

A. Acquire any real property or interest therein on Owner’s or the Hotel’s behalf;

B. Acquire any capital assets or interest therein (including under capital leases) on Owner’s or the Hotel’s behalf, except to the extent specifically provided for in an approved Budget or in connection with an Emergency Expenditure (as provided for in, and subject to, Sections 9.5 and 9.6);

C. Finance, refinance, or mortgage any portion of the Hotel or the revenue due to Owner therefrom, or borrow any money or execute any credit obligations in the name and on behalf of Owner;

D. Sell (other than dispositions of FF&E, OS&E and other consumable supplies in the ordinary course of business as provided for in this Agreement), or otherwise transfer, pledge, or place any lien on the Hotel or any portion thereof, unless otherwise expressly allowed and provided for in this Agreement;

E. In the event of a governmental taking of any portion of the Hotel through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, consent to any award or participate in any taking proceeding or agreement in lieu thereof;

F.  Modify or terminate any existing Contract, Lease, license and/or other similar agreement for space or equipment, or enter into any new Leases or any new Contract at the Hotel without the prior written consent of Owner (which consent may be granted or withheld in Owner’s sole and absolute discretion); provided, however, Operator may, without the prior consent of Owner, enter into, modify or terminate any Contract or Lease that (i) is terminable upon not more than thirty (30) days’ notice without penalty, (ii) is expressly identified and approved as part of the applicable Budget, or (iii) requires an annual payment of less than Twenty-Five Thousand Dollars ($25,000);

G. Enter into any contract, agreement or related agreements or similar arrangement with any affiliate of Operator unless the terms of any such arrangement, when taken as a whole, are not materially less favorable to the Hotel than the prevailing terms of similar such arrangements obtainable on a commercially reasonable basis from unrelated parties in the area of the Hotel, provided in all events that Operator provides Owner prior written notice of any such contract, agreement, related agreement or similar arrangement to be entered into with any affiliate of Operator;

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H. Operate the Hotel in any manner or for any purpose other than as herein set forth;

I. Abandon the Hotel for any reason;

J. Make, authorize or permit any material modifications or alterations to the Hotel, except as expressly authorized by this Agreement or contemplated by the applicable approved Budget;

K. Enter into any agreement that would cause Owner to incur pension obligations;

L. Intentionally Omitted;

M. Except where specifically contemplated by and in compliance with the express terms of this Agreement, institute, defend or settle any legal or equitable proceedings, including the prosecution or settlement of any tax claims or appeals and the selection of counsel, with respect to the Hotel where (i) the claim asserted (including estimated legal fees) is in excess of Twenty-Five Thousand Dollars ($25,000), or (ii) Owner is a named party in such legal action or proceeding; provided, however, that nothing shall limit Operator’s ability to defend, settle or otherwise dispose of litigation against Operator in its individual capacity so long as Operator shall not seek reimbursement or indemnification from Owner under this Agreement in connection therewith. Notwithstanding the foregoing, in the event Owner is also a named party in such legal actions or proceedings, Owner (at its cost or as an Operating Expense if the matter giving rise thereto would have given rise to an Operating Expense) shall have the right to appoint separate counsel to defend its interests and shall have the right to control such litigation.

3.3 Reimbursements of Transition Expenses

All reasonable out-of-pocket expenses and disbursements incurred by Operator during or in connection with Operator’s takeover of the management of the Hotel and set forth in the Pre-Opening Budget attached hereto as Exhibit F shall be paid by Owner to Operator within thirty (30) days following Owner’s receipt of a written demand therefor by Operator. Operator shall maintain and make available to Owner invoices or other evidence supporting such charges.

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3.4 Major Agreements

Notwithstanding any other provision of this Agreement to the contrary, Operator’s obligations with respect to any Major Agreement shall be limited to the extent that: (a) summaries of the relevant provisions, together with complete and accurate copies of the Major Agreements, have been delivered to Operator; and (b) the provisions thereof and/or compliance with such provisions by Operator (i) are applicable to the day-to-day operation, maintenance and non-capital repair and replacement of the Hotel or any portion thereof, (ii) do not require contribution of capital by Operator or payments of Operator’s own funds, (iii) do not materially increase Operator’s obligations hereunder or materially decrease Operator’s rights hereunder, (iv) do not limit or purport to limit any corporate activity or transaction with respect to Operator or its Affiliates other than at the site of the Hotel, (v) are within the reasonable control of Operator by reason of its management and operation of the Hotel pursuant to this Agreement, and (vi) are otherwise within the scope of Operator’s duties under this Agreement. Owner acknowledges and agrees, without limiting the foregoing, that any failure of Operator or the Hotel, to comply with the provisions of any Major Agreement arising out of (A) the condition of the Hotel, and/or the failure of the Hotel to comply with the provisions of such Major Agreement prior to Operator’s assuming the day-to-day management thereof, (B) construction activities at the Hotel, (C) inherent limitations in the design and/or construction of, location of and/or parking at the Hotel, (D) written instructions from Owner to operate the Hotel in a manner inconsistent with the Major Agreements, and/or (E) Owner’s failure to approve any matter necessary or appropriate to achieve compliance with any Major Agreement, shall not be deemed a breach by Operator of its obligations under this Agreement. Operator shall be entitled to rely upon the summaries of the Major Agreements provided by Owner.

3.5 Independent Contractor Status

In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act as an independent contractor, provided, that the relationship between the parties shall be that of principal, in the case of Owner, and agent and fiduciary, in the case of Operator. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator, or be construed to create a lease by Operator of the Hotel or its facilities. Except as otherwise provided in this Agreement, including, without limitation, the provisions of Article XXI hereof, (a) to the extent incurred by Operator in the ordinary course of business and in accordance with the terms and conditions of this Agreement, all debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only, and (b) Operator shall not be liable for any such obligations by reason of its management supervision, direction and operation of the Hotel for Owner. Operator may inform third parties of its independent contractor status with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this Section 3.5. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Owner in the operation and management of the Hotel only. To the extent that any fiduciary or other duties may be implied as a result of the relationship of the parties under this Agreement, the parties agree that: (a) Operator shall have no duties that are inconsistent with, or would have the effect of expanding, modifying, limiting or restricting any of the express terms of this Agreement, (b) the express terms of this Agreement shall control the duties of Operator hereunder, (c) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency, and (d) any liability of the parties shall be based solely on principles of contract law and the express terms of this Agreement. The parties further acknowledge and agree that for the purposes of determining the nature and scope of any fiduciary duties of Operator under this Agreement, the terms of this Agreement, and the duties and obligations set forth herein, are intended to satisfy all such fiduciary duties that may exist as a result of the relationship between the parties, including all duties of loyalty, good faith, fair dealing and full disclosure, and any other duty deemed to exist under the common law principles of agency or otherwise (other than the duty of good faith and fair dealing implied under general contract principles, independent of the common law principles of agency). Accordingly, notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted under applicable law, the parties hereby unconditionally and irrevocably waive and disclaim any power or right such party may have to claim any punitive, exemplary, statutory or treble damages or consequential or incidental damages for any breach of fiduciary duties.

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ARTICLE IV

GENERAL OPERATION OF THE HOTEL

4.1 Exclusive Operator of Hotel

Subject to Section 4.5 below, Owner hereby engages Operator as the exclusive operator of the Hotel during the Term, and Operator hereby accepts such engagement. Subject to the terms of this Agreement (including, without limitation, Section 3.2 hereof) and the applicable Budget, Operator shall have control and discretion in the operation, direction, management and supervision of the Hotel. Such control and discretion of Operator shall include, without limitation, the determination of credit policies (including entering into agreements with credit card organizations), terms of admittance, charges for rooms, food and beverage policies (subject to Section 4.5 below), employee wages, benefits and severance policies, entertainment policies, leasing, licensing and granting of concessions for commercial space at the Hotel (subject to Section 3.1.E above), and, subject to Owner’s right to review and approve (such approval to be granted or withheld in Owner’s sole and absolute discretion) the Sales and Marketing Plan prepared by Operator for the Hotel in accordance with Section 9.4 below, all phases of advertising, promotion and publicity relating to the Hotel.

4.2 Manner of Operations

During the Term, Operator shall operate the Hotel and all of its facilities and all other activities pursuant to the Operating Standards and the Major Agreements and in the same manner as is customary and usual in the operation of other hotels operated by Operator in markets similar to the geographic area of the Hotel, to the extent consistent with the Budget. Upon written request by Owner, Operator shall provide Owner with all reasonably requested information regarding convention, group and transient reservation bookings at the Hotel. Notwithstanding anything to the contrary contained herein, (i) during the first two (2) full Fiscal Years of the Initial Term of this Agreement, Operator shall not own, lease, manage, operate, license or franchise another hotel or transient lodging facility within the Area of Protection that has (a) at least 125 guest rooms and (b) an average daily rate per guest room that is within twenty-five percent (25%) of the average daily rate for the Hotel (a “Competitive Property”), and (ii) from and after the expiration of the first two (2) full Fiscal Years of the Initial Term through the expiration of the Initial Term, Operator shall not, without the consent of Owner (which approval shall not be unreasonably withheld, conditioned or delayed), own, lease, manage, operate, license or franchise another Competitive Property (collectively, the “AOP Restriction”); provided, however, in the event Owner withholds its consent to Operator’s ability to own, lease, manage, operate, license or franchise a Competitive Property, Operator shall have the right, without payment by either party of any Termination Fee, penalty or other damages, upon sixty (60) days’ prior written notice to Owner (which notice shall be given no later than fifteen (15) days following Owner’s written disapproval of Operator’s request to own, lease, license, franchise, operate or manage a Competitive Property), to terminate this Agreement. Notwithstanding the foregoing, Owner agrees and acknowledges that Operator may, own, lease, manage, operate, license or franchise (a) the Ritz-Carlton Coconut Grove, Miami, (b) the Residence Inn by Marriott Miami Coconut Grove, (c) the to-be-developed hotel located on or about 4241 Aurora Street, Coral Gables, Florida and (d) the Exempt Hotels (as defined below). If the Opening Date has not occurred by December 31, 2020, then the AOP Restriction shall automatically be null and void and Operator may, prior to the Opening Date, enter into agreements to own, lease, manage, operate, license or franchise any Competitive Property (collectively, the “Exempt Hotels”); provided, that, the AOP Restriction shall be reinstated and effective as of the actual Opening Date. From and after the expiration of the Initial Term, the AOP Restriction shall no longer be applicable and the restrictions set forth in this Section 4.2 shall be deemed null and void and of no further force and effect. For purposes of this Section 4.2, the “Area of Protection” shall mean the area within a three (3) mile radius of the front door of the Hotel.

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4.3 Consultation with Owner

Operator shall be available to consult with and advise Owner, at Owner’s reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel.

4.4 Hiring of Executive Hotel Employees

Prior to hiring any general manager, director of sales, controller, director of food and beverage (if any) or executive chef (if any) for the Hotel (each, an “Executive Hotel Employee”), Operator will deliver the résumé and a summary of references of each such proposed Executive Hotel Employee to Owner, and Owner shall have a period not to exceed ten (10) business days from and after delivery of each such résumé to Owner to interview and approve such Executive Hotel Employee proposed to be hired, should Owner desire to do so. Operator shall secure Owner’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, prior to the hiring of each and every Executive Hotel Employee (and any replacement thereof). Notwithstanding anything to the contrary contained herein, Operator acknowledges and agrees that Owner shall have both the right and opportunity to propose candidates for any available Executive Hotel Employee position, in which event, Operator shall have the same rights to approve any such Executive Hotel Employee candidate proposed by Owner as those granted to Owner pursuant to this Section 4.4. The parties shall work together to determine the appropriate compensation, benefits and other terms of employment for any Executive Hotel Employee. Owner shall have the right to recommend to Operator the termination of any Executive Hotel Employee and Operator agrees to consider such recommendation in good faith, provided that the ultimate decision as to whether or not to terminate any such Executive Hotel Employee shall be within the discretion of Operator. Notwithstanding the foregoing, Operator shall, to the extent reasonably practicable, notify Owner prior to firing any Executive Hotel Employee. Notwithstanding the foregoing, Operator acknowledges and agrees that the initial general manager of the Hotel, the initial director of food and beverage of the Hotel, and the initial executive chef of the Hotel have already been selected by Owner and will be employed by Owner. Notwithstanding the foregoing, Operator acknowledges and agrees that Owner shall have the right to approve the initial assistant general manager and initial director of human resources, if any, pursuant to the approval rights applicable to Executive Hotel Employees set forth in this Section 4.4.

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4.5 Third Party Areas

Operator shall operate all parts of the Hotel unless Owner desires that any restaurant, bar, and/or lounge located in the Hotel (each such area, including, without limitation, the Restaurant, Lobby Pub and Pool Bar, an “F&B Area”) or, subject to Operator’s reasonable approval, any other portion of the Hotel (such area, a “Non-Managed Area” and together with any F&B Area, the “Third Party Area”), be operated by a third party (each, a “Third Party Operator”) under a lease, operating, management or similar agreement between Owner and such Third Party Operator (a “Third Party Agreement”) with Third Party Operator’s employees (the “Third Party Area Employees”); provided, however, if a Third Party Operator is engaged to operate a Third Party Area, then, subject to Article XIII hereof, any insurance provided by Operator under this Agreement, including, without limitation, under the Hotel’s general liability policy, will not be called upon to provide coverage for claims to the extent that such claims are related solely to the Third Party Area, the Third Party Operator or the Third Party Area Employees. The identity of any Third Party Operator, the concept, design and name of any Third Party Area and the terms of any Third Party Agreement, and any changes to any of the foregoing, shall be determined by Owner in its sole and absolute discretion; provided, however, Owner at its expense (and not as an Operating Expense) shall negotiate the terms of any Third Party Agreement. Notwithstanding the foregoing, Operator acknowledges and agrees that F&B Operator is the Third Party Operator of the Restaurant, Lobby Pub and Pool Bar pursuant to the F&B Management Agreement, which is a Third Party Agreement for purposes hereof.

THESIS HOTEL MIAMI

ARTICLE V

HOTEL EMPLOYEES

5.1 Hotel Employees and Contractors

All Hotel Employees shall be employees of Operator, an Affiliate of Operator (provided, for the avoidance of doubt, “Hotel Employees” or “employees of the Hotel” as used in this Agreement shall not include Third Party Area Employees, if any), or a professional employer organization (“PEO”) engaged by Operator. Operator may, as deemed reasonably necessary by Operator but subject in all events to the Budgets, utilize shared employees and shared positions across multiple hotels owned by the same or different owners, or may assign employees of Operator, an Affiliate of Operator or PEO temporarily, part-time or on a shared basis to perform services at the Hotel or from a remote location, including Operator’s home office, and the allocable portion of such temporary, part-time shared employee’s salary (including employee benefits and all applicable employer taxes as well as any federal, state or local taxes imposed upon Operator for such reimbursement) while performing such services for the Hotel, and reasonable actual out-of-pocket expenses incurred by such employee in traveling to and from the Hotel, will be reimbursed to Operator by Owner, or to the owner of the hotel from which the employee is being shared, including any federal, state or local taxes imposed upon Operator for such reimbursement, as an Operating Expense, and such employee will be entitled to in-house lodging, food and beverages, parking and other amenities and use of Hotel facilities while performing such services away from the employee’s home hotel. Subject to the Budgets and Section 4.4 hereof, Operator shall use reasonable care in but shall have the absolute discretion to hire, fire, promote, supervise, direct and train all Hotel Employees, to fix their compensation and benefits (provided such compensation and benefits are comparable to the compensation and benefits approved by Owner as provided in the Budgets), and generally to establish and maintain all policies relating to employment and employment benefits. All costs of every kind and nature pertaining to all Hotel Employees arising out of the employer-employee relationship, including, without limitation, salaries, benefits (including vacation, sick and personal days and accruals at the accrual rate established by Operator), bonuses, relocation costs, reasonable employment-related legal costs, employee taxes, costs incurred in connection with governmental laws and regulations and insurance rules, shall be Operating Expenses and, absent a legal determination that the Operator acted with fraud, willful misconduct or gross negligence, Owner shall reimburse, indemnify, defend and hold harmless Operator from all out-of-pocket costs, expenses, fees (including, without limitation, reasonable, actual out-of-pocket attorney’s fees), costs, liabilities and claims actually incurred in connection therewith.

5.2 Benefit Plans for Associates

Operator may, to the extent consistent with the Budget, enroll the Hotel Employees in retirement, health and welfare employees benefit plans substantially similar to corresponding plans implemented in other hotels with similar service levels managed by Operator. Such plans may be joint plans for the benefit of employees at more than one hospitality property owned, leased or managed by Operator or its Affiliates. Subject (except as set forth below) to the Budgets, employer contributions to such plans (including, without limitation, but not subject to the Budgets, any withdrawal liability incurred upon termination of this Agreement to the extent attributable to employees of the Hotel and not other hospitality properties owned, leased or managed by Operator or its Affiliates) and reasonable administrative fees which Operator may expend in connection therewith, shall be responsibility of Owner and shall be an Operating Expense. The administrative expenses of any joint plans will be equitably apportioned by Operator among properties covered by such plan. Owner hereby acknowledges and agrees that, subject to Section 17.4, compliance with the provisions of Worker Adjustment and Retraining Notification. Act and/or similar state or local laws (together with all rules and regulations promulgated thereunder and including, without limitation, any such state or local laws, collectively, the “WARN Act”) upon any disposition of the Hotel, upon any termination of this Agreement or upon the occurrence of any other event giving rise to the application of the WARN Act, is the responsibility and obligation of Owner, and Owner hereby agrees to reimburse, indemnify, defend and hold harmless Operator from all out-of-pocket costs, expenses, fees (including, without limitation, reasonable, actual out-of-pocket attorney’s fees), liabilities and claims actually incurred by Operator in connection therewith which Operator may incur arising out of or in connection with any breach or claimed breach of the WARN Act in connection with any such disposition, termination or other occurrence, unless such costs, liabilities or claims are the result of Operator’s failure to comply with Section 17.4.

THESIS HOTEL MIAMI

5.3 Lodging for Associates

Operator, in its discretion, may (a) on an as-available basis provide lodging for Operator’s executive employees visiting the Hotel who are providing services for the direct benefit of the Hotel and allow them the use Hotel facilities and (b) subject to the applicable approved Budget, provide the general manager of the Hotel temporary (not to exceed thirty (30) days) living quarters within the Hotel and the use of all Hotel facilities, in either case at a discounted price or without charge.

5.4 Employment Laws

Operator shall not be liable for any failure of the Hotel to comply prior to the Commencement Date with any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disability Act, of 1990, 29 U.S.C. §706, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security of 1974, 29 U.S.C. §301, et seq., the Equal Pay Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes (as amended from time to time, and together with any similar laws now or hereafter enacted, collectively, the “Employment Laws”). Operator shall promptly notify Owner of any violations of any Employment Laws of which Operator becomes aware following the Commencement Date (whether occurring prior to or after the Commencement Date).

5.5 Employment Policy

Operator shall from time to time develop and implement policies, procedures and programs for the Hotel (collectively, the “Employment Policies”) reasonably designed to affect compliance with the Employment Laws. The Employment Policies shall be consistent with the approved Budgets, the Operating Standards and industry standards from time to time for reputable hotel management companies. Owner acknowledges and agrees that Operator shall have the right, subject to the Budget, to institute severance payment policies for the Hotel Employees so long as such policies are reasonable and customary in the industry and are approved by Owner.

THESIS HOTEL MIAMI

5.6 Collective Bargaining Agreements

Each party represents, at the time of entering into this Agreement, that neither such party nor any of its affiliates or related entities has entered into any agreement with a labor organization that (a) has the purpose or effect of requiring Operator or Owner, as applicable, to waive any rights under the National Labor Relations Act with respect to the employees at the Hotel, including but not limited to, any neutrality and/or card check recognition agreement or (b) could result in the accretion of Hotel Employees into a bargaining unit with employees at another property owned or operated by Owner, Operator or any of their respective affiliates or related entities. Neither party shall execute any agreement with a labor organization or agree to any labor contract provision that would impact the other party or the Hotel, including, without limitation, any type of card-check neutrality or accretion, without the express prior written consent of the other party (which consent may be granted or withheld in such party’s sole and absolute discretion). After entering into this Agreement, if either party is notified or made aware of collective bargaining, labor union or other activity that could affect the Hotel or considers any type of agreement with any labor organization that would provide for card-check/neutrality relevant to the Hotel or that could result in the accretion of Hotel Employees into a bargaining unit with employees at another property owned or operated by Owner, Operator or any of their respective affiliates or related entities, such party shall notify the other party within three (3) business days of receipt of such notice or consideration of such labor union activity (a “Collective Bargaining Notice”). Notwithstanding anything to the contrary contained herein, either party shall have the right to terminate this Agreement by delivering written notice to the other at any time either party issues or receives a Collective Bargaining Notice, or at any time a party gains knowledge of any breach of any of the representations or covenants set forth in this Section 5.6. Notwithstanding the party exercising the termination right set forth in this Section 5.6, Operator shall provide reasonable and appropriate support necessary to ensure a smooth transition to any replacement manager of the Hotel in accordance with Section 17.4 below. If a Collective Bargaining Notice is caused by the actions of Owner or its respective affiliates or related entities, Operator shall not have any obligations or liabilities under any collective bargaining agreement as a result of the termination of this Agreement, including, without limitation, any obligation to fund any portion of an unfunded pension liability.

ARTICLE VI

PROVISION OF FUNDS

6.1 Available Funds for Operations

In performing its services under this Agreement, Operator shall act solely for the account of Owner. Operator shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to a lack of available funds from the operation of this Hotel or as otherwise provided by Owner.

6.2 No Advance of Funds

Operator shall in no event be required (a) to advance any of its funds (whether by waiver or deferral of its management fees or otherwise) for the operation of the Hotel or (b) to incur any liability unless Owner shall have furnished Operator with funds necessary for the discharge thereof prior to incurring such liability.

THESIS HOTEL MIAMI

ARTICLE VII

CENTRALIZED SERVICES; MULTI-PROPERTY PROGRAMS;

NETWORKING SERVICES

7.1 Centralized Services

Operator shall provide or cause its affiliated companies to provide for the Hotel and its guests the full benefit of any reservations system hereafter established by Operator or its Affiliates and provide, or cause its affiliated companies to provide, centralized accounting services, IT services, purchasing services, revenue management services, training, satisfaction surveys and/or other centralized services as may made available generally to similar properties managed by Operator from time to time (individually and collectively, and as set forth on Exhibit A, the “Centralized Services”). Prior to the Opening Date and on or before December 1st of each year of the Term, Owner shall have the right to opt out of any and all Centralized Services for any reason upon written notice to Operator; provided, that, Owner has arranged for the replacement of such Centralized Services and, provided further, that, the Accounting and Financial Services, Information Technology Services and Revenue Management services and fees described on Exhibit A attached hereto shall be non-discretionary. The cost of Centralized Services shall be (a) estimated in the Budgets and an Operating Expense of the Hotel, (b) reasonably allocated to the Hotel on an equitable basis with all other hotels utilizing the Centralized Services of Operator or its Affiliates in a manner that does not unreasonably favor other hotels managed by Operator over the Hotel, and (c) reimbursed to Operator on a cost reimbursement basis, which costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees and officers of Operator and its Affiliates, costs of all equipment employed in the provision of such services, and a reasonable charge for additional overhead of Operator or its Affiliates. Operator agrees that, with respect to any new Centralized Services offered by Operator in the future (provided that Owner shall have the right to determine in its sole and absolute discretion whether the Hotel will participate in any such new Centralized Service), the cost of such services shall be subject to the approval of Owner (which approval shall be granted or withheld in its sole and absolute discretion) and, in the event approved by Owner, shall comply with the requirements of clauses (a) – (c) above.

7.2 Multi-Property Programs

Subject to Section 3.2.F and 3.2.G, Owner acknowledges and agrees that Operator may in Operator’s discretion enter into certain purchasing, maintenance, service or other contracts with respect to the operation of the Hotel and other hotels operated by Operator (collectively, “Multi-Property Programs”) pursuant to which Operator or Affiliates of Operator may receive rebates, discounts, cash or other incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic considerations (collectively, “Operator Rebates”) from the vendors or suppliers of goods or services provided under such Multi-Property Programs. Notwithstanding the foregoing, (a) Operator hereby covenants to Owner that it will notify Owner of any Multi-Property Programs and all Operator Rebates in advance of Owner being subject thereto, (b) Owner shall have the right to opt out of any and all Multi-Property Programs at any time and for any reason, provided, that, Owner has arranged for the replacement of the services provided pursuant to the Multi-Property Programs with a property level purchase, maintenance, service and/or other contract (unless otherwise provided in the approved Budget), (c) the terms of any Multi-Property Programs in which the Hotel participates, when taken as a whole, shall not be less favorable to the Hotel than the prevailing terms of contracts to provide similar goods or services on a single-property basis obtainable on a commercially reasonable basis from unrelated parties in the area of the Hotel, and (d) the costs of any and all Multiple Property Programs allocable to the Hotel shall be estimated in the Budget and be an Operating Expense of the Hotel.

THESIS HOTEL MIAMI

7.3 Networking Services

Operator shall have the right to install and use Operator’s networking services (the “Network”) and associated software at the Hotel throughout the Term. The Network installation and connectivity charges and associated software license fees shall be (a) based on the actual cost of such items, (b) allocated in an equitable manner by Operator to all hotels operated by Operator that are participating in the Network, (c) shall be subject to the reasonable approval of Owner, (d) provided in the Budget and shall be an Operating Expense, and (e) shall be paid or reimbursed to Operator out of the Operating Account, or if the funds therein are insufficient, by Owner. Owner acknowledges that, as of the date hereof, such charges and fees are included in the Information Technology Services Fee referred to on Exhibit A attached hereto.

ARTICLE VIII

WORKING CAPITAL AND BANK ACCOUNTS

8.1 Working Capital

Prior to the Opening Date, Owner will fund the Operating Account with Three Hundred Thousand Dollars ($300,000) in initial working capital for the Hotel, for use during the transition of management to Operator’s management of the Hotel. Thereafter, Owner shall, within ten (10) days following receipt of written notice from Operator (which shall contain backup documentation and explanations as to the need for the funds being requested), during the Term, provide, either from Total Revenues or from other funds of Owner, such amounts as may be required for the uninterrupted and efficient operation of the Hotel in accordance with this Agreement, including, without limitation, funds sufficient to pay all Operating Expenses as and when due and operate, maintain and equip the Hotel for two (2) months in accordance with all Major Agreements and to maintain the Hotel in a first-class physical condition (“Working Capital”).

THESIS HOTEL MIAMI

8.2 Operating and FF&E Account

Subject to the approval of Owner’s Lender(s) (as defined below) from time to time, all funds received by Operator in the operation of the Hotel, including Working Capital and other funds furnished by Owner from time to time as required under this Agreement, shall be deposited in an operating account held by Operator (the “Operating Account”) in such federally insured bank, savings and loan or trust company as may be selected by Owner and reasonably approved by Operator. Any successor or substitute bank, savings and loan or trust company shall be selected in the same manner. From the Operating Account, but only to the extent of funds in the Operating Account, Operator shall pay Operating Expenses and, unless otherwise directed by Owner in writing, Fixed Charges (provided Operator shall be permitted to pay Incentive Fees, if any, from the Operating Account regardless of Owner’s direction), debt service, capital costs and other amounts, if and to the extent the same are required to be paid by Operator on Owner’s behalf under this Agreement. In addition to the Operating Account (but only to the extent required by Owner’s Lender(s) from time to time), an account shall be established by Operator at the same institution or another institution selected by Owner and reasonably approved by Operator for a reserve for replacements, substitutions, and additions to the FF&E and other capital projects and replacements (the “FF&E Reserve Account”).

8.3 Internal Controls for Accounts

The Operating Account and (unless otherwise required by any Mortgage encumbering the Hotel) the FF&E Reserve Account shall be in the name of Operator for the account of Owner (and held in the EIN of Owner for U.S. Internal Revenue Service reporting purposes) and shall be under the control of Operator. Checks or other documents of withdrawal shall be signed by representatives of Operator, unless otherwise requested by Owner, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The premiums for such bonding or other insurance shall constitute an Operating Expense. Upon the expiration or termination of this Agreement, all amounts in the Operating Account and the FF&E Reserve Account no later than the effective date of the termination of this Agreement shall be promptly transferred to Owner.

THESIS HOTEL MIAMI

ARTICLE IX

BOOKS, RECORDS AND STATEMENTS; BUDGETS

9.1 Accounting Procedures

Operator shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotel in accordance with the Uniform System with such exceptions as may be required by the provisions of this Agreement; provided, however, that Operator may, with prior notice to and approval of Owner, make such modifications to the methodology in the Uniform System as are consistent with Operator’s standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Revenues, Operating Expenses or Fixed Charges under Article XI or otherwise adversely affect Owner. Except for the books and records which may be kept in Operator’s principal office or accounting office pursuant to the adoption of a central billing system or other centralized service, the books of account and all records relating to or reflecting the operation of the Hotel shall be kept at the Hotel, and such books of accounts and other records shall be available to Owner and its representatives at all reasonable times and upon reasonable prior written notices for examination, audit, inspection and transcription. All of such books and records including, without limitation, books of account, guest records and front office records shall be property of Owner. Upon any termination or expiration of this Agreement, all of such books and records shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of three (3) years.

9.2 Monthly Reports

Operator shall deliver to Owner, within fifteen (15) days after the end of each month during the Term, the following items (collectively, the “Monthly Reports”):

A.	A balance sheet as of the last day of such month (including a schedule of receivables and bad debts);

B.	A detailed income and expense statement for such month and year to date noting Net Operating Income, Total Revenues (and any other revenues not already included therein, Operating Expenses, plus a comparison to the applicable budget(s) and the prior year. Such income and expense statements shall also include a detailed breakdown of income and expenses on a departmental basis;

C.	A report detailing any capital expenditures made during such month;

D.	A report summarizing any material variances between budgeted and actual Total Revenues and Operating Expenses, provided that such report may be prepared and delivered separately by the general manager of the Hotel;

E.	A report of occupancy for such month (including, without limitation, the occupancy rates, average daily room rates and room revenues for such month and a STAR benchmarking report);

F.	A statement of cash flow for the current month and year-to-date, as well as a forecast for the next thirty (30) days which shall identify and explain cash requirements during such period anticipated by Operator to be in excess of Two Hundred Fifty Thousand Dollars ($250,000); and

G.	Such other monthly reports as Owner or any Lender may reasonably request (at Owner’s sole cost and expense).

THESIS HOTEL MIAMI

The Monthly Reports shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator’s standard financial reporting and budgeting practices implemented at all or substantially all other hotels operated by Operator, except as otherwise may be reasonably requested by Owner or any Lender. Operator shall cause the general manager of the Hotel and such other Executive Hotel Employees as Owner may request to meet with Owner at the Hotel (or other mutually acceptable location) and at such time as requested by Owner (but no later than twenty (20) days following the expiration of each month during the Term) to discuss the operation and performance of the Hotel (or such other matters as Owner may desire).

9.3 Audited Financials

If desired by Owner or required by Owner’s Lender, year-end financial statements for the Hotel (including a balance sheet, income statement and statement of sources and uses of funds) shall be audited by an independent certified public accountant selected by Owner subject to Operator’s reasonable approval, the cost of which shall be an Operating Expense. Such accountant shall address any findings, reports or opinions that concern Operator’s work under this Agreement to both Operator and Owner. Operator shall provide reasonable assistance with such accountant in the preparation of such statements.

9.4 Annual Budgets

On or before (i) November 15th of each Fiscal Year (or partial Fiscal Year) during the Term, Operator shall submit to Owner for the next Fiscal Year the proposed sales, marketing and strategy plan for the Hotel (the “Sales and Marketing Plan”), and (ii) November 15th of each Fiscal Year (or partial Fiscal Year) during the Term, Operator shall submit to Owner for the next Fiscal Year the following items (collectively, the “Budgets”):

A.	An operating budget (the “Operating Budget”) setting forth in reasonable line-item detail the projected income from and expenses of all aspects of the operations of the Hotel;

B.	A capital budget (the “Capital Budget”) setting forth in reasonable line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures;

C.	Any updates to the Sales and Marketing Plan previously provided to Owner pursuant to clause (i) above in this Section 9.4; and

D.	Such other reports or projections or meetings as Owner (or any of Owner’s Lenders) may reasonably request (at Owner’s sole cost and expense).

THESIS HOTEL MIAMI

The Budgets shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator’s standard financial reporting and budgeting practices implemented at all or substantially all other hotels operated by Operator, except as otherwise may be reasonably requested by Owner or any Lender. Owner shall notify Operator in writing of its approval or disapproval of the Budgets not later than thirty (30) days after the delivery of the Budgets to Owner and, if Owner disapproves any such Budgets, Owner shall state in such notice the reasons therefor with reasonable specificity. Owner shall have the right to disapprove of and request any changes to any item in the Capital Budget in its sole and absolute discretion and in any Operating Budget in its sole but good faith discretion. In the event Owner fails to notify Operator in writing of its approval or disapproval of any Budgets on or before the expiration of such thirty (30) day approval period, then Operator may deliver a second notice to Owner, including the following statement in bold lettering: “NOTE: YOU HAVE FAILED TO RESPOND IN WRITING TO THE PROPOSED OPERATING BUDGET AND CAPITAL BUDGET DELIVERED FOR OWNER’S REVIEW UNDER SECTION 9.4 OF THE HOTEL MANAGEMENT AGREEMENT FOR THESIS HOTEL MIAMI. IF A WRITTEN RESPONSE IS NOT RECEIVED WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE, THEN SUCH PROPOSED OPERATING BUDGET AND CAPITAL BUDGET SHALL BE DEEMED TO BE APPROVED BY OWNER.” If, after receipt of such second notice, Owner fails to approve or disapprove in writing any Budgets within such additional (5) day period, then such Budgets shall be deemed approved by Owner. For the avoidance of doubt, unless otherwise expressly set forth herein, references to the terms “Sales and Marketing Plan”, “Budget”, “Budgets”, “Operating Budget”, and “Capital Budget” shall mean, subject to Section 9.5, the versions of such plans or budgets, as applicable, approved by Owner in accordance with this Section 9.4.

9.5 Resolution of Disputes over Budgets

If the Operating Budget (or any component of the Operating Budget) with respect to any Fiscal Year are disapproved by Owner in accordance with the provisions of this Agreement, then, until approval of the Operating Budget (or such components) by Owner, Operator, until the resolution of such dispute, shall cause the Hotel to be operated substantially in accordance with most recent approved Operating Budget, except for, or as modified by (a) those components of such Operating Budget for the applicable Fiscal Year approved by Owner; (b) expenses that are variable based on the utilization of the Hotel, to the extent required based upon the occupancy of the Hotel which shall be paid as required; and (c) necessary expenses for the continued operation of the Hotel in accordance with the Major Agreements and the Operating Standards, or as are immediately necessary, in Operator’s good faith judgment, to protect any person or property from imminent physical harm (each such immediately necessary expense, an “Emergency Expenditure”); provided, however, that (i) Operator shall promptly notify Owner of any such Emergency Expenditure (i.e., prior to the incurrence of any expenditure if reasonably possible but in all events no later than twenty four (24) hours following the incurrence of such expense) and (ii) in no event shall Operator spend more than Fifty Thousand Dollars ($50,000) for an Emergency Expenditure without first obtaining the prior written approval of Owner.

THESIS HOTEL MIAMI

9.6. Approval for Expenditures

During each Fiscal Year during the Term, Operator shall use its commercially reasonable efforts to operate the Hotel in accordance with the approved Budgets for such Fiscal Year. It is understood, however, that the Budgets are an estimate only and that unforeseen circumstances may make adherence to the Budgets impractical. Operator shall notify Owner of any significant variations from the Budgets promptly after Operator learns or can reasonably predict the same, and shall concurrently notify Owner of the nature, extent and reason for such variations; provided, however, Operator shall not exceed (a) any departmental expense line item in the Budgets by more than ten percent (10%) of such departmental expense line item, or (b) the aggregate total of the applicable Budget by more than five percent (5%) of the applicable Budget, in each case, without the prior written approval of Owner; provided, further, Operator may make Emergency Expenditures not set forth in the Budgets, provided (i) Operator shall promptly notify Owner of any such Emergency Expenditure (i.e., prior to the incurrence of any expenditure if reasonably possible but in all events no later than twenty four (24) hours following the incurrence of such expense) and (ii) in no event shall Operator spend more than Fifty Thousand Dollars ($50,000) for an Emergency Expenditure without first obtaining the prior written approval of Owner; and provided, finally, that Operator shall be able to deviate from the Budgets without Owner approval for line items that directly correlate with revenues (e.g., room reservation and commissions expense, credit card commissions, franchise & affiliation advertising expense, franchise fees, franchise loyalty program expense, management fees, and FF&E reserve amounts).

ARTICLE X

MANAGEMENT FEES

AND PAYMENTS TO OPERATOR AND OWNER

10.1 Base Fee

Operator shall be entitled to receive, on a monthly basis commencing upon the Opening Date and thereafter throughout the Term, for services rendered under this Agreement, a base management fee (the “Base Fee”) equal to the sum of (a) three percent (3.0%) of Total Revenues, plus (b) one percent (1.0%) of F&B Area Income (as defined below).

10.2 Incentive Fee

In addition to the Base Fee and any other amounts due to Operator or its Affiliates in accordance with this Agreement, Operator shall be entitled to receive an incentive management fee (the “Incentive Fee”) in an amount equal to (a) if Excess NOI (as defined below) is less than twenty percent (20%) of the projected Net Operating Income set forth in the approved Operating Budget for such Fiscal Year, ten percent (10%) of Excess NOI, or (b) if Excess NOI equals twenty percent (20%) or more of the projected Net Operating Income set forth in the approved Operating Budget for such Fiscal Year, twenty percent (20%) of Excess NOI. Notwithstanding anything contained herein to the contrary, in no event shall the total aggregate Base Fee and Incentive Fee payable for any Fiscal Year exceed five percent (5%) of the sum of Total Revenues and F&B Area Income for such Fiscal Year. “Excess NOI” shall equal the positive difference, if any, between actual Net Operating Income (without deduction for Incentive Fee payable for such Fiscal Year) for such Fiscal Year minus the projected Net Operating Income set forth in the approved Operating Budget for such Fiscal Year. An example of the calculation of the Incentive Fee is set forth on Exhibit C attached hereto.

THESIS HOTEL MIAMI

10.3 Payment of Management Fees

In each month during the Term, Operator shall be paid out of the Operating Account the Base Fee for the preceding month, as determined from the monthly income and expense statement. Such payment shall be due and made upon Operator’s delivery of the income and expense statement for such month showing the computation of Total Revenues and the Base Fee for such month. The Incentive Fee shall be paid out of the Operating Account annually in arrears within ten (10) business days following Operator’s delivery of the monthly statement for the final month of each Fiscal Year. In the event this Agreement terminates on any date other than December 31st of any Fiscal Year, the Incentive Fee shall be calculated on a pro rata basis based on the number of actual days that have elapsed during such Fiscal Year prior to the termination or expiration of this Agreement.

10.4 Funds from Operating Account

On or before the twentieth (20th) day following the last day of each calendar month (or such other fiscal period as Owner and Operator may determine) of each Fiscal Year during the Term, after (a) payment of Operating Expenses (including, without limitation, Base Fees), Incentive Fees, Fixed Charges (including, without limitation, deposits to the FF&E Reserve Account in accordance with Section 12.1) and, to the extent the same are to be paid by Operator under this Agreement, debt service, (b) any required payment to Operator pursuant to Section 10.7 below, and (c) retention of Working Capital as required under Section 8.1 above, all remaining funds in the Operating Account shall be paid to Owner.

10.5 Audit of Management Fees

At the end of each Fiscal Year and, if an audit is performed pursuant to Section 9.3 above, following receipt by Owner of such audit, an adjustment will be made, if necessary, based on the audit so that Operator shall have received the accurate Base Fee and Incentive Fee for such Fiscal Year. Within thirty (30) days of receipt by Owner and Operator of such audit, Operator shall either (a) place in the Operating Account or remit to Owner, as appropriate, any excess amounts Operator may have received for such fees during such calendar year or (b) be paid out of the Operating Account or by Owner, as appropriate, any deficiency in the amounts due Operator for the Base Fee and the Incentive Fee.

10.6 Renovation Services

From time to time, Owner may elect to renovate the Hotel to expand the existing Hotel facilities with additional rooms, larger lobby, or otherwise, provided the scope and timing of any such renovation shall be in Owner’s sole and absolute discretion. Subject to Owner’s prior written request and approval, Operator shall provide project management services to include setting a scope for design, materials and construction for any such renovation, requesting multiple bids and securing agreements with contractors, supervising the work of contractors and providing project accounting updates to Owner on a regular basis (the “Project Management Services”). In the event Owner elects to engage Operator for the Project Management Services, Operator shall provide the Project Management Services for a fee equal to five percent (5%) of the total cost of such renovations (the “Project Management Fee”), payable to Operator by Owner as and when such renovation costs are incurred.

THESIS HOTEL MIAMI

10.7 Purchasing Services

From time to time, and to the extent set forth in the applicable approved Capital Budget, the Hotel may require refurbishment of FF&E and other capital items other than in connection with a renovation of the Hotel. Subject to Owner’s prior written request and approval, Operator shall provide purchasing support services to include review of existing capital equipment or materials, setting a scope for design and materials for such capital investment, requesting pricing and securing purchase orders with vendors of the capital items, supervising the work of any contractors and providing updates on the amount of such capital spend to Owner on a regular basis (the “Purchasing Services”). Operator shall provide these Purchasing Services for a fee equal to five percent (5%) of the total cost of such capital purchases (the “Purchasing Management Fee”), payable to Operator by Owner as and when such costs are incurred. Operator shall not charge a Purchasing Management Fee in those instances where it charges a Project Management Fee. For the avoidance of doubt, in no event shall there be a Purchasing Management Fee charged for purchasing by Operator for any soft goods, case goods, OS&E, inventories or other consumable items utilized in the ordinary course of business and operation of the Hotel.

10.8 Reimbursable Expenses

Owner shall, to the extent set forth in the applicable approved Operating Budget or otherwise approved by Owner (in Owner’s sole and absolute discretion), be obligated to reimburse Operator for all reasonable out-of-pocket costs for travel, lodging, meals, entertainment, telephone, telecopy, postage, courier, delivery, employee training and other reasonable out-of-pocket expenses actually incurred by Operator which are directly related to its performance of services under this Agreement (the “Reimbursable Expenses”). Operator shall be entitled to obtain payment of all such Reimbursable Expenses from the Operating Account, or from Owner, if insufficient funds are available in the Operating Account.

ARTICLE XI

CERTAIN DEFINITIONS

11.1 Total Revenues

A. The term “Total Revenues” shall mean all income, revenue and proceeds resulting from the operation of the Hotel and all of its facilities (net of refunds and credits to guests and other items deemed “Allowances” under the Uniform System), which are properly attributable under the Uniform System to the period in question. Subject to Section 11.1(B), Total Revenues shall include, without limitation, all amounts derived from:

(i)	The rentals of rooms, banquet facilities and conference facilities;

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(ii)	Other than F&B Area Income (as defined below), the sale of food and beverage whether sold in a bar, lounge or restaurant, delivered to a guest room, sold through an in-room facility or vending machines, provided in meeting or banquet rooms or sold through catering operations;

(iii)	Other than the Non-Managed Area Income (as defined below), charges for admittance to or the use of any parking facilities, recreational facilities or any entertainment events at the Hotel by guests; and

(iv)	The gross income amount on which the proceeds of business interruption payable on account of lost revenue or similar insurance are determined, with respect to any period for which such proceeds are received.

B. The term “Total Revenues” shall not include:

(i)	Sales, occupancy, bed or use taxes or similar government impositions collected by Owner or Operator;

(ii)	Tips, service charges and other gratuities received by Hotel Employees;

(iii)	Proceeds of insurance, except as set forth in Section 11.1(A);

(iv)	Proceeds of any permanent taking of all or any portion of the Hotel by condemnation or eminent domain by any public or quasi-public authority or proceeds from the sale, financing or other disposition of all or any portion of the Hotel, any interest therein or any other asset of Owner not sold in the ordinary course of business or the proceeds of any loans or financing;

(v)	Capital contributed by Owner to the Hotel;

(vi)	Rental income from any and all building rooftop or antennae leases and signage and wall leases or other third party leases or net income from any third party management agreements;

(vii)	The receipts of any tenant, license or concessionaire under a Lease;

(viii)	Any payments made directly to Owner to induce it to enter into any Lease (other than rental payments), agreement or other transaction in connection with the Hotel;

(ix)	Interest, if any, accrued on the balance of the Operating Account or the FF&E Reserve Account;

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(x)	Proceeds from any settlement of legal proceedings except to the extent that such legal proceedings relate to the collection of amounts that otherwise would be considered Total Revenues;

(xi)	Interest on any of the Hotel’s funds and reserves;

(xii)	F&B Area Income (as defined below); and

(xiii)	Non-Managed Area Income (as defined below).

11.2 Operating Expenses

A. The term “Operating Expenses” shall mean all costs and expense of maintaining, conducting and supervising the operation of the Hotel and all of its facilities, which are properly attributable under the Uniform System to the period in question. Operating Expenses shall include, without limitation:

(i)	The cost of all Operating Equipment and Operating Supplies;

(ii)	The cost of Centralized Services;

(iii)	Salaries and wages of Hotel Employees, including costs of payroll taxes, employee benefits and severance payments. Except as set forth in Exhibit A, the salaries or wages of off-site employees or offsite executives of Operator shall not be Operating Expenses, provided that if it becomes necessary for an off-site employee or executive of Operator to temporarily perform reasonable and necessary services for a reasonable and necessary period of time at the Hotel of a nature normally performed by Hotel Employees, his or her salary (including payroll taxes and employee benefits) for such period only, as well as his or her traveling expenses, shall be Operating Expenses and reimbursed to Operator by Owner;

(iv)	The costs of all other goods and services obtained in connection with the operation of the Hotel including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies;

(v)	The costs of all non-capital repairs to and maintenance of the Hotel;

(vi)	Insurance premiums (or allocable portion thereof in the case of blanket policies) for all insurance maintained under Article XIII (other than insurance against physical damage to the Hotel) and losses incurred on any self-insured risks including deductibles;

(vii)	All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income and franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotel, excluding Property Taxes (as defined in Section 11.3);

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(viii)	Legal fees and fees of any independent certified public accountant for services directly related to the operation of the Hotel and its facilities;

(ix)	All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities;

(x)	All Reimbursable Expenses, which fees and disbursements shall be paid out of the Operating Account or paid or reimbursed by Owner to Operator upon demand. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Operator, other than offices maintained at the Hotel for the management of the Hotel. Operator shall maintain and make available to Owner invoices or other evidences supporting such charges;

(xi)	The Base Fee, Project Management Fee (if any), Purchasing Management Fee (if any), the Pre-Opening & Technical Services Fee set forth in Exhibit D and Centralized Services fees (including those set forth in Exhibit A);

(xii)	Periodic payments made in the ordinary course of business under the Franchise Agreement, if any, then in effect with respect to the Hotel;

(xiii)	Any other item specified as an Operating Expense in this Agreement; and

(xiv)	Any other cost or charge classified as an “Operating Expense” or an “Administrative and General Expense” under the Uniform System unless specifically excluded under the provision of this Agreement.

B.	The term “Operating Expenses” shall not include:

(i)	Amortization and depreciation;

(ii)	The making of or the repayment of any loans or any interest thereon;

(iii)	The costs of any alterations, additions, or improvements which for federal income tax purposes must be capitalized and amortized over the life of such alteration, addition or improvement;

(iv)	Payments on account of any equipment lease that is to be capitalized under generally accepted accounting principles;

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(v)	Payments under any space lease, ground lease, submerged land lease or easement agreement;

(vi)	Payments into or out of the FF&E Reserve Account;

(vii)	Payments of Incentive Fees (if any);

(viii)	Any item defined as a Fixed Charge in Section 11.3;

(ix)	Expenses related to the operation of any F&B Area (the “F&B Area Operating Expenses”); or

(x)	Expenses related to the operation of any Non-Managed Area.

11.3 Fixed Charges

“Fixed Charges” shall mean the cost of the following items to the Hotel or its facilities, which are properly attributable under the Uniform System to the period in question:

(i)	Real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotel, the Installations and the FF&E (collectively, “Property Taxes”);

(ii)	Insurance premiums paid by Owner with respect to the Hotel;

(iii)	Payments into the FF&E Reserve Account in accordance with Section 12.1 below;

(iv)	Payments on account of any equipment lease that is to be capitalized under generally accepted accounting principles;

(v)	Payments of Incentive Fees (if any); and

(vi)	Miscellaneous expenses paid by Owner or its Affiliates with respect to ownership and operation of the Hotel that are not otherwise deducted as an Operating Expense.

11.4 Net Operating Income

“Net Operating Income” for any period shall mean the amount, if any, by which the sum of Total Revenues and F&B Area Income for such period exceed the sum of (a) Operating Expenses, (b) F&B Area Operating Expenses, and (c) Fixed Charges for such period.

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11.5 Fiscal Year

“Fiscal Year” shall mean each twelve (12) consecutive calendar month period or partial twelve (12) consecutive calendar month period within the Term commencing on January 1st (or, with respect to the first year of the Term, the Opening Date) and ending on December 31st (or, with respect to the last year of the Term, the expiration or earlier termination of the Term) unless Owner and Operator otherwise agree.

11.6 F&B Area Income

“F&B Area Income” shall mean (a) all rent, fees and other amounts due from all Third Party Operators of F&B Areas to Owner and (b) all revenue generated from the sale of food and beverage in any F&B Area governed by Third Party Agreement(s).

11.7 Non-Managed Area Income

“Non-Managed Area Income” shall mean (a) all rent, fees and other amounts due from Third Party Operators of Non-Managed Areas to Owner and (b) all revenue generated from the sale of goods or services in any Non-Managed Area governed by Third Party Agreement(s).

11.8 Affiliate

“Affiliate” shall mean any natural person or any firm, corporation, partnership, limited liability company, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity. For purposes of this Section 11.8, “control” shall mean direct or indirect possession of the power to direct or cause the direction of the management and policies of the entity, or the power to veto major policy decisions of the entity, whether through the ownership of voting securities, by contract, or otherwise.

11.9 CPI

“CPI” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for Miami-Fort Lauderdale-West Palm Beach, FL for All Items, 1982-1984=100 published by the United States Department of Labor, Bureau of Labor Statistics, or, if such index is not at such time so prepared and published, a comparable index then prepared and published by an agency of the government of the United States mutually selected by Owner and Operator; provided, in the event Owner and Operator are unable to agree, such index shall be determined by the Expert pursuant to Section 22.9.H.

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ARTICLE XII

FF&E RESERVE

12.1 Establishing FF&E Reserve Account

During each Fiscal Year there shall be allocated and paid on a monthly basis to the FF&E Reserve Account from Total Revenues or other funds provided by Owner an amount equal to: (a) for each month during the first Fiscal Year, one percent (1%) of Total Revenues; (b) for each month during the second Fiscal Year, one and one-half percent (1.5%) of Total Revenues; (c) for each month during the third Fiscal Year, two percent (2%) of Total Revenues; (d) for each month during the fourth Fiscal Year, two and one-half percent (2.5%) of Total Revenues; (e) for each month thereafter during the Term, three percent (3%) of Total Revenues; provided, however, if Owner’s Lender(s) from time to time require any amounts be deposited into the FF&E Reserve Account during the Term that are greater than the foregoing amounts for the applicable Fiscal Year, such greater amount shall be allocated and paid on a monthly basis to the FF&E Reserve Account from Total Revenues or other funds provided by Owner in satisfaction of any such Lender requirements. In the event that any of Owner’s Lender requires and is holding FF&E reserves in accordance with the Major Agreements, Owner shall not be required to deposit funds into the FF&E Reserve Account.

12.2 Use of Funds in FF&E Reserve Account

All funds in the FF&E Reserve Account, together with any interest earned thereon and the proceeds of any sale of FF&E (which proceeds shall be deposited in the FF&E Reserve Account) shall be used solely for purposes of replacing or refurbishing the FF&E in the Hotel and such other capital projects and expenditures set forth in the applicable Capital Budget or as otherwise directed by Owner (in Owner’s sole and absolute discretion); provided, that, with respect the purchase of FF&E in excess of $10,000, the identity of the vendor, the purchase price, the specifications, the warranty and other material terms and conditions of the purchase of all such FF&E are subject to the approval of Owner (to be provided within ten (10) business days of request) as and when each item of FF&E is purchased in accordance with such Capital Budget or as otherwise directed by Owner (in Owner’s sole and absolute discretion). In the event Owner fails to notify Operator in writing of its approval or disapproval of any such FF&E purchase on or before the expiration of such ten (10) business day approval period, then such FF&E purchase shall be deemed approved by Owner.

ARTICLE XIII

INSURANCE

13.1 Insurance Requirements

A. Operator’s Insurance. Operator shall, throughout the Term, procure and maintain, at Owner’s cost and expense, the following insurance coverage with policy limits and deductible limits as set forth on Exhibit G:

(i)	Workers’ compensation insurance for Hotel Employees, as required by applicable laws;

(ii)	Employment practice liability insurance covering all Hotel Employees;

(iii)	Property manager’s errors and omissions insurance; and

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(iv)	Crime insurance (including employee dishonesty) and errors and omissions insurance insuring Operator and Owner against intentional or negligent acts or omissions of Operator or Hotel employees.

Notwithstanding that Operator must obtain and maintain the insurance required by this Section 13.1(A), all costs thereof shall be an Operating Expense.

B. Owner’s Insurance. Owner shall, throughout the Term, procure and maintain, at Owner’s cost and expense, the following insurance coverage with policy limits and deductible limits as set forth on Exhibit G:

(i)	Comprehensive General Public Liability insurance (including protective liability coverage on operations of independent contractors engaged in construction, operation or management, blanket contractual liability insurance, liquor law legal liability insurance, and products liability insurance), on an “occurrence” basis for the benefit of Owner and Operator against claims for “personal injury” liability, including, without limitation, bodily injury, death, or property damage liability, Commercial Automobile Liability insurance coverage against liability for bodily injuries or property damage arising out of the use by or on behalf of Owner or Operator of any owned, non-owned, or hired automotive equipment and, if applicable, providing garage keeper’s legal liability insurance; such insurance may be furnished under a “primary policy” (which shall include an aggregate per location endorsement) and an “umbrella” policy or policies;

(ii)	Insurance on the Hotel (including contents) against loss or damage by fire, lightning and all other risks covered by the usual standard extended coverage endorsements, in an amount not less than the replacement cost thereof;

(iii)	Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

(iv)	Business interruption insurance covering loss of profits and necessary continuing expenses for a period of at least twelve (12) months and for an extended period of indemnity of 365 days; and

(v)	Such other insurance in amounts as may be required under the Major Agreements or as Owner or its Lender shall require for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

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C. Contractor Insurance. Operator shall require that all major contractors on or about the Hotel premises have coverage at the contractor’s sole expense in the minimum types and amounts set forth in Exhibit G to this Agreement. Operator shall require contractors that are not major contractors to carry such insurance coverage as is customary in the applicable trade or industry. A major contractor shall mean any contractor (i) receiving compensation in excess of Twenty-Five Thousand Dollars ($25,000) per year (subject to adjustment for adjustments in the CPI between the Commencement Date and the date of such services) or (ii) performing hazardous services. Operator must obtain Owner’s permission in writing to waive any of the above requirements. Higher amounts may be required if the work to be performed is sufficiently hazardous in nature. Operator shall obtain and keep on file a Certificate of Insurance evidencing such insurance coverage as contemplated herein for each such major contractor.

13.2 Named Insured Party

All insurance policies required under Section 13.1(A) shall name Operator as named insured and shall name as additional insureds the Owner and such other parties as may be required by the terms of the Major Agreements as appropriate. All insurance policies required under Section 13.1(B) shall name Owner as named insured and shall name as additional insureds the Operator and such other parties as may be required by the terms of the Major Agreements as appropriate. So long as the Hotel is mortgaged pursuant to any Mortgage or otherwise, all property damage insurance policies shall be subject to a standard mortgagee clause in favor of the mortgagee or mortgagees.

13.3 Form of Insurance

All insurance policies shall be in such form and with such companies as shall be reasonably satisfactory to Owner, provided that such company shall have a minimum Best rating of A- Class VIII (or a higher Best rating if so required by any Lender), or as otherwise approved by Owner and Operator, and shall comply with the requirements of any Major Agreement. Insurance may be provided under blanket or master policies covering one or more other hotels operated by Operator or owned by Owner. The portion of the premium for any blanket or master policies which is allocated to the Hotel as an Operating Expense or Fixed Charge shall be determined in an equitable manner and reasonably approved in advance by Owner and Operator and paid out of the Operating Account, or if the funds therein are insufficient, by Owner, upon demand therefore by Operator.

13.4 Cancellation and Modification of Insurance

All insurance policies shall specify that they cannot be canceled or modified on less than twenty (20) days prior written notice to both Owner and Operator and any additional insureds (or such longer period as may be required under a Major Agreement, provided that Operator has been advised in writing of such period) and shall provide that claims shall be paid notwithstanding any act or negligence of Owner, or Operator unilaterally on behalf of Owner, including, without limitation, their respective agents or employees. Owner may require Operator to increase the limits of the above insurance coverage and may require Operator to carry other or additional reasonable and customary insurance. All premiums on any increased limits of, or other or additional, insurance coverage required by Owner under the immediately preceding sentence shall be included in the Operating Expenses. Any reduction in the limits or lines of coverage, the minimum rating of the insurer(s) or the other provisions of this Article XIII shall be subject to the mutual consent of Owner and Operator. In no event shall insurance coverage be less than that required by any Lender, the Major Agreements or to comply with applicable law.

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13.5 No Subrogation Rights

All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that (i) the insurance company will have no right of subrogation against Owner, Operator, any Lender, any party to a Major Agreement or any of their respective affiliated or subsidiary companies or the agents, employees, partners, members, officers, directors or beneficial assigns thereof, and (ii) the proceeds thereof in the event of loss or damage shall, to the extent payable to any mortgagee, be payable notwithstanding any act of negligence or breach of warranty by Owner or Operator which might otherwise result in the forfeiture or nonpayment of such insurance proceeds. Owner and Operator hereby release one another from any and all liability, to the extent of the waivers of subrogation obtained under this Section 13.5, associated with any damage, loss or liability with respect to which property insurance coverage is provided pursuant to this Article XIII or otherwise.

13.6 Insurance Proceeds

The proceeds of any insurance claim (other than proceeds payable to third parties under the terms of the applicable policy) shall be paid into the Operating Account to the extent of Owner’s interest therein unless otherwise required by the terms of a Major Agreement.

13.7 Payment for Insurance

Operator shall have the right to pay for, or reimburse itself for, insurance required under this Article XIII out of the Operating Account. Notwithstanding anything to the contrary set forth in this Agreement, Operator shall have no obligation to obtain or maintain any insurance set forth in Section 13.1(A) if funds from Total Revenues or funds otherwise provided by Owner are not made available to Operator to purchase the same. Subject to the provisions of the Budgets, Operator may act, directly or indirectly, as a direct insurer or reinsurer with respect to the insurance required under Section 13.1(A).

13.8 Certificates

For the purpose of insuring compliance with the provisions of Article XIII, the party procuring insurance hereunder shall furnish to the other party certificates for all insurance required to be maintained by such procuring party pursuant to this Article XIII prior to (or as soon as reasonably possible after the) renewal of such insurance.

13.9 Mortgage Requirements

Insurance shall be maintained in a manner consistent with the terms and conditions of any Mortgage and any conflict between the terms and conditions of any such insurance requirements of the Lender and the provisions of this Agreement shall be resolved in favor of the Mortgage.

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ARTICLE XIV

SPECIAL TERMINATION EVENTS

14.1 Performance Test

If, in any complete Fiscal Year during the Term, starting with the second (2nd) complete Fiscal Year after the Opening Date, (a) the RevPAR (as defined herein) for the Hotel for such Fiscal Year (as determined by data from Smith Travel Reports for a competitive set of hotels mutually agreed upon by Operator and Owner from time to time (the “Competitive Set”), provided that the parties agree that the Competitive Set as of the Commencement Date is set forth on Exhibit B attached hereto) shall be less than or equal to eighty-five percent (85%) of the composite average of the RevPAR for the hotels in the Competitive Set for such Fiscal Year, and (b) the Gross Operating Profit (as defined herein) for such Fiscal Year is less than or equal to ninety percent (90%) of the Gross Operating Profit set forth in the approved Operating Budget for such Fiscal Year, then, upon payment in full of all amounts then due and owing by Owner to Operator and the performance in full of all of Owner’s obligations to Operator under this Agreement, Owner may terminate this Agreement upon at least sixty (60) days written notice given to Operator at any time after Owner’s receipt of RevPAR index data for such complete Fiscal Year (items (a) and (b) above, collectively, the “Performance Test”). The Performance Test shall be equitably adjusted for any period in which the Hotel has been closed due to renovations or casualty and the twelve (12) months following such renovation or completion of material repairs due to such casualty. Notwithstanding the foregoing, if Owner elects to terminate this Agreement during the Initial Term pursuant to this Section 14.1, Operator may elect, by written notice given to Owner within thirty (30) days after the receipt of Owner’s termination notice, to make an advance (the “Cure Payment”) to Owner in an amount equal to the amount by which Gross Operating Profit for such Fiscal Year is less than ninety percent (90%) of the Gross Operating Profit set forth in the Operating Budget for such Fiscal Year; provided, however Operator’s right to make a Cure Payment and avoid a termination of this Agreement by Owner pursuant to this Section 14.1 shall be limited to one (1) time during the Initial Term. If Operator makes the Cure Payment within thirty (30) days after Operator receives the foregoing termination notice from Owner, then this Agreement shall remain in full force and effect notwithstanding Owner’s election to terminate. “Gross Operating Profit” for any period shall mean the amount, if any, by which Total Revenues for such period exceed Operating Expenses (excluding Base Fee) for such period. “RevPAR” for any period shall mean room revenue per available room, calculated as total rooms revenue during a period divided by the number of available room nights during that period (for purposes of this definition, available room nights shall be determined in accordance with the standards therefor which are published by Smith Travel Reports, or a similar service mutually agreed upon by Owner and Operator if Smith Travel Reports is not available, from time to time). No Termination Fee, penalty or other damages shall be payable by Owner in connection with a termination of this Agreement pursuant to this Section 14.1.

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14.2 Sale to Third Party

Owner shall have the right, without payment by Owner of any Termination Fee, penalty or other damages, to terminate this Agreement in connection with any sale of the Hotel to a bona-fide third party as part of an arm’s length transaction, provided that Owner advises Operator of its election to so terminate pursuant to this Section 14.2 by timely delivery of a written notice delivered at least sixty (60) days prior to the anticipated closing date of such sale, setting forth the identity of the purchaser, the intention of Owner to terminate this Agreement and the proposed date of closing of such sale.

14.3 Termination for Convenience

At any time after the expiration of the twenty-fourth (24th) complete calendar month after the Opening Date, Owner shall have the right to terminate this Agreement for any reason or no reason (a “Termination for Convenience”), provided that Owner advises Operator of its election to so terminate pursuant to this Section 14.3 by timely delivery of a written notice delivered at least sixty (60) days prior to the termination date. No Termination Fee, penalty or other damages shall be payable by Owner in connection with a Termination for Convenience.

ARTICLE XV

DAMAGE OR DESTRUCTION; CONDEMNATION

15.1 Fire or Casualty

If the Hotel is damaged by fire or other casualty, Operator shall promptly notify Owner. This Agreement shall maintain in full force and effect subsequent to such casualty provided that either party may terminate this Agreement upon thirty (30) days prior notice to the other party if (a) Owner shall elect to close the Hotel permanently as a result of such casualty (except on a temporary basis for repair or restoration) or (b) Owner shall determine in good faith not to proceed with the restoration of the Hotel. No Termination Fee, penalty or other damages shall be payable by Owner in connection with a termination of this Agreement pursuant to this Section 15.1.

15.2 Condemnation

If all or any portion of the Hotel becomes the subject of a condemnation proceeding or if Operator learns that any such proceeding may be commenced, Operator shall promptly notify Owner upon Operator’s receipt of written notice thereof. Either party may terminate this Agreement on sixty (60) days’ notice to the other party if (a) all or substantially all of the Hotel is taken through condemnation or (b) less than all or substantially all of the Hotel is taken, but Owner elects to close the Hotel. No Termination Fee, penalty or other damages shall be payable by Owner in connection with a termination of this Agreement pursuant to this Section 15.2.

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15.3 Miscellaneous

Any condemnation award or similar compensation shall be the property of Owner, provided that, subject to the provisions of any first mortgage or deed of trust loan encumbering the Hotel, Operator shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Operator as a result of such condemnation.

ARTICLE XVI

EVENTS OF DEFAULT

16.1 Listing of Defaults

The following shall constitute an event of default under this Agreement:

A.	If either party shall be in default in the payment of any amount required to be paid under the terms of this Agreement, or Owner fails to fund the Operating Account as required under this Agreement, and such default continues for a period of ten (10) days after written notice is delivered indicating that such payment was due and not paid;

B.	If either party shall be in default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, provided that if such default cannot by its nature reasonably be cured within such thirty (30) day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default; provided, however, in no event shall the cure period with respect to such obligation exceed sixty (60) days;

C.	If either party shall (i) make an assignment for the benefit of creditors,
(ii) institute any proceedings seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets, or (iv) consent to the institution against it of any such proceeding by any other person or entity (an “Involuntary Proceeding”);

D.	If an Involuntary Proceeding shall be commenced against the other party and shall remain undismissed for a period of ninety (90) days;

E.	If Operator acts with willful misconduct or gross negligence in connection with the performance of its duties and obligations under this Agreement; or

F.	The fraud, systemic theft or misappropriation of Hotel funds (any such act, a “Bad Act”) by Operator; provided, however, any Bad Act by a member of the corporate personnel of Operator or any Executive Hotel Employee acting solely for his or her benefit (and not for Operator) shall not constitute an event of default by Operator hereunder, provided that Operator immediately terminates such corporate personnel or Executive Hotel employee. For the avoidance of doubt, in no event shall the Bad Act of Hotel Employees other than Executive Hotel Employees (except as set forth in the immediately preceding sentence) constitute an event of default of Operator hereunder (except to the extent caused by the gross negligence or willful misconduct of Operator).

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16.2 Termination Rights

If any event of default shall occur and not be cured within the applicable cure period set forth in this Agreement, the non-defaulting party may terminate this Agreement thirty (30) days after delivering written notice to the defaulting party (or such longer period as is specified in the written termination notice delivered by the non-defaulting party to the defaulting party or as required by applicable employment laws). In addition to the foregoing, if within thirty (30) days after receiving Operator’s written request, Owner fails to approve any changes, repairs, alterations, improvements, renewals or replacements to the Hotel which are necessary (a) to protect the Hotel, Owner and/or Operator from innkeeper liability exposure, (b) to ensure material compliance with any applicable code requirements pertaining to life safety systems requirements, or (c) to ensure material compliance with any applicable state, local or federal employment law, including without limitation the Americans with Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101 et seq., then Operator may terminate this Agreement immediately upon delivering written notice to Owner.

16.3 Non-Exclusive Remedy

The right of termination set forth in Section 16.2 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity; provided, however, other than Operator’s right to seek monetary damages for amounts accrued and payable to Operator under this Agreement and indemnity from Owner as provided in this Agreement, Operator’s sole and exclusive remedy for breach of contract by Owner (including, but not limited to, an event of default by Owner under this Agreement) or other termination of this Agreement by Operator shall be Operator’s right to be paid the Termination Fee pursuant to the terms and conditions of this Agreement, unless otherwise expressly provided herein.

16.4 Force Majeure

Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of an extraordinary and unusual event outside the reasonable control of the parties that materially affects the operation of the Hotel, including: fire or other casualty that results in damage or destruction to the Hotel, act of God, strike or other labor unrest, unavailability of materials, war, terrorist activity, riot or other civil commotion or any other similar cause beyond the reasonable control of such party (which shall not include the inability of such party to meet its financial obligations or in any event apply to the payment of any amounts due to either party under this Agreement) (collectively, “Force Majeure Events”). For the avoidance of doubt, in no event shall general economic conditions constitute a Force Majeure Event for any purpose hereunder.

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16.5 Waiver of Certain Claims

Each of the parties hereto irrevocably waives any right such party may have against the other party hereto at law, in equity or otherwise to any consequential damages, punitive damages, special or exemplary damages.

ARTICLE XVII

TERMINATION

17.1 Termination Fee

Upon any termination of this Agreement by Operator any time prior to the expiration of the twenty-fourth (24th) complete calendar month after the Opening Date pursuant to Section 16.1.A, Section 16.1.B or Section 16.2 (each, an “Early Termination”), Owner shall, in addition to any other rights or remedies that may be available to Operator, pay to Operator a termination fee (the “Termination Fee”) equal to (x) the average monthly Base Fee paid or payable to Operator with respect to the twelve (12) full calendar months immediately preceding the calendar month in which the effective date of the Early Termination occurs (provided, that, if the effective date of the Early Termination occurs prior to the twelve (12) month anniversary of the Opening Date, then the average monthly Base Fee will be calculated using the actual Base Fees paid or payable to Operator through the Early Termination date and the Base Fees projected in the pro forma prepared by Operator prior to the date hereof for the balance of such twelve (12) month period), multiplied by (y) the lesser of twenty-four (24) or the number of full calendar months remaining in the Initial Term. If there is a dispute between Owner and Operator as to the amount of the Termination Fee, this Agreement shall nonetheless terminate, Owner shall pay to Operator the amount that is not in dispute and shall deposit the disputed portion in an escrow satisfactory to Owner and Operator with interest on the amount in escrow to be allocated in proportion to the manner in which the escrow fund is ultimately allocated, and the parties shall thereafter resolve the amount of the Termination Fee pursuant to Section 22.9.H.

17.2 Prior Commitments to Customers

Upon termination of this Agreement for any reason, Owner agrees that Hotel reservations and any and all contracts made in connection with Hotel banquet or other group services made by Operator in the ordinary and normal course of business, absent any gross negligence or willful misconduct, for dates subsequent to the date of termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after the date of termination of this Agreement.

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17.3 Transition of Management

Upon any termination or expiration of this Agreement for any reason whatsoever, Owner expressly agrees that Operator may remove any of its documents which are proprietary to Operator (including, without limitation, employee files, manuals, software programs, stored data, and internal correspondence of a proprietary nature) but specifically excluding financial records, documents, customer databases, future room and other reservations, correspondence or other materials proprietary to the Hotel or that are otherwise the property of Owner pursuant to the terms hereof. Operator shall have the right to make copies of all other non-proprietary files and information relating to its management of the Hotel. Upon such termination or expiration, within twenty (20) days of billing thereof, Owner shall pay to Operator, in addition to any other amounts due pursuant to this Agreement (a) Operator’s reasonable out-of-pocket costs incurred by reason of request by Owner for assistance after termination of this Agreement and not otherwise reasonably expected of Operator in the orderly termination of its operations at the Hotel, (b) any unpaid fees and other charges and reimbursements due Operator hereunder that have accrued and are due and owing to Operator pursuant to the terms of this Agreement, and (c) to the extent reasonable and consistent with Operator’s standard practices and industry standards, termination-related employee expenses, including payments of accrued and earned sick and vacation time, pension, bonus and other termination payments due to employees.

17.4 WARN Act Liability

Owner acknowledges that Operator or its Affiliates or the PEO employer of Hotel employees may have an obligation under applicable law (including the WARN Act) to give advance notice to Hotel Employees of any termination of employment, and that failure to comply with such notification obligation might give rise to certain liabilities under applicable law. Accordingly, notwithstanding anything to the contrary in this Agreement, the effective date of termination shall be extended to permit Operator to comply with all WARN Act notice requirements (and any other notice requirements required pursuant to applicable law) within all time periods under applicable law (including the WARN Act), if any, unless Owner agrees in writing to defend, indemnify and hold harmless Operator and its Affiliates from and against all claims (including lost compensation, fines, penalties and reasonable, actual out-of-pocket attorneys’ fees and expenses) actually incurred by Operator or its Affiliates or the PEO employer of Hotel employees, arising thereunder as a result of such termination.

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ARTICLE XVIII

ASSIGNMENT

18.1 Assignment by Operator

Operator shall not assign or pledge this Agreement without the prior consent of Owner (which consent may be granted or withheld in Owner’s sole and absolute discretion), provided that Operator may, without the consent of Owner but upon written notice to Owner if such assignment does not require consent from any Lender under the Major Agreements, assign this Agreement to: (a) any entity controlling, controlled by or under common control with Operator (control being deemed to mean the ownership of fifty percent (50%) or more of this stock or other beneficial interest in such entity and/or power to direct the day-to-day operations of such entity), provided that, notwithstanding anything to the contrary contained herein, Operator shall remain liable to Owner hereunder as if no such assignment occurred; (b) any entity which is the successor by merger, consolidation or reorganization of Operator or Operator’s general partner, managing member or parent corporation; or (c) the purchaser of all or substantially all of the hotel management business of Operator or Operator’s general partner, managing member or parent corporation; provided, however, with respect to any assignment pursuant to clause (a), (b) or (c) of this Section 18.1, Naveen Kakarla shall remain a principal of and actively involved in the day-to-day operations of the Operator. Nothing in this Agreement shall prohibit or be deemed to prohibit any pledge by Operator of the Base Fee, Incentive Fee or any other amounts received by Operator under this Agreement to any Lender as collateral security for debt of Operator and/or Operator’s Affiliates, assuming such pledge is in compliance with the USA Patriot Act. Notwithstanding anything to the contrary contained herein, Owner shall have the right to terminate this Agreement without the payment by Owner of the Termination Fee or any penalty or other damages in the event of any transfer permitted above that constitutes a Change of Control of Operator; provided, however, Owner must exercise its right to terminate this Agreement within sixty (60) days following the date of Owner’s receipt of written notice from Operator of any assignment of this Agreement or, if no notice is provided by Operator, then within sixty (60) days following the date on which Owner obtains knowledge of any such assignment of this Agreement by Operator. As used herein, a “Change of Control” shall mean (1) the acquisition, directly or indirectly, of more than fifty percent (50%) of the ownership interests of Operator or (2) the merger of Operator into, or the consolidation of Operator with, another corporation, or the merger of another corporation into Operator, whereby less than fifty percent (50%) of the total ownership interests of the surviving entity is represented by interests held by former interest holders of Operator and which, in each case, results in Naveen Kakarla no longer being a principal of and actively involved in the day-to-day operations of Operator.

18.2 Assignment by Owner

Owner shall not assign this Agreement without the prior consent of Operator, provided that Owner may assign this Agreement without Operator’s consent to any person or entity acquiring Owner’s fee interest in the Hotel as of the effective date of such acquisition if such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Owner’s obligations under this Agreement from and after the effective date of such assignment. Owner shall have the right to assign this Agreement to any Lender as collateral security for any loan.

18.3 Effect of Assignment

Except as otherwise expressly set forth herein, upon any permitted assignment of this Agreement and the assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement arising from and after the effective date of the assignment.

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ARTICLE XIX

NOTICES

19.1 Requirement for Notice

Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

Owner:	1350 S Dixie LLC
2020 Ponce de Leon Blvd., Ste. 1104
Coral Gables, FL 33134
Attn: Brent Reynolds

With a Copy to:	54 Madison Partners
527 Madison Avenue, Floor 24
New York, NY 10022
Attn: Luke Stehouwer

With a Copy to:	Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Lauren Giovannone, Esq.

Operator:	Hersha Hospitality Management L.P.
510 Walnut Street, 9th Floor
Philadelphia, PA 19106
Attn: Naveen Kakarla, President

With a Copy to:	Hersha Hospitality Management L.P.
510 Walnut Street, 9th Floor
Philadelphia, PA 19106
Attn: Legal Department

or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 19.1. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, or (b) on the date received if it shall have been given to a nationally-recognized overnight courier service.

ARTICLE XX

ESTOPPELS

20.1 Confirmation of Agreement

Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified and supplying such other information as the requesting party may reasonably require.

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ARTICLE XXI

INDEMNIFICATION

21.1 Indemnity by Operator

Operator hereby agrees to indemnify, defend and hold Owner (and Owner’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, out-of-pocket costs and expenses (including, but not limited to, reasonable, actual out-of-pocket attorneys’ fees and expenses) that may actually be incurred by or asserted against any such party and that arise from (a) the fraud, willful misconduct or gross negligence of the general manager and/or any off-site employees of Operator, (b) the breach by Operator of any provision of this Agreement, or (c) any action taken by Operator which is beyond the scope of Operator’s authority under this Agreement. Owner shall promptly provide Operator with written notice of any claim or suit brought against it by a third party, which might evoke such indemnification. Owner shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.

21.2 Indemnity by Owner

Except as provided in Section 21.1, Owner hereby agrees to indemnify, defend and hold Operator (and Operator’s agent, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, out-of-pocket costs and expenses (including, but not limited to, reasonable, actual out-of-pocket attorney’s fees and expenses) that may actually be incurred by or asserted against such party and that arise from or in connection with: (a) the performance of Operator’s services under this Agreement; (b) any act or omission (whether or not willful, tortuous or negligent) of Owner or any third party; or (c) any other occurrence related to the Hotel and/or Operator’s duties under this Agreement whether arising before, during or after the Term. Operator shall promptly provide Owner with written notice of any claim or suit brought against it by a third party, which might evoke such indemnification. Operator shall cooperate with the Owner or its counsel in the preparation and conduct of any defense to any such claim or suit.

21.3 Employment Claims

Supplementing the provisions of Section 21.1 and Section 21.2, if any claim shall be made against Owner and/or Operator which is based upon a violation or alleged violation of the Employment Laws (an “Employment Claim”), the Employment Claim shall fall within Operator’s indemnification obligations under Section 21.1 only if it is based upon (a) the willful misconduct or gross negligence of the general manager of the Hotel and/or Operator’s off-site employees or (b) Operator’s breach of its obligations under Section 5.5 and shall otherwise fall within Owner’s indemnification obligations under Section 21.2.

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21.4 Procedure for Indemnity

If any action, lawsuit or other proceeding shall be brought against any party (the “Indemnified Party”) hereunder arising out of or based upon any of the matters for which such party is indemnified under this Agreement, such Indemnified Party shall promptly notify the party required to provide indemnification hereunder (the “Obligor”) in writing thereof and Obligor shall promptly assume the defense thereof (including without limitation the employment of counsel reasonably selected by Obligor), such defense to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, by way of illustration and not limitation, it shall be reasonable for the Indemnified Party to deny consent to any settlement that requires the Indemnified Party to admit guilt or liability). The Indemnified Party shall cooperate with the Obligor in the defense of any such action, lawsuit or proceeding, on the condition that the Obligor shall reimburse the Indemnified Party for any out-of-pocket costs and expenses actually incurred in connection therewith. The Obligor shall have the right to negotiate settlement or consent to the entry of judgment with respect to the matters indemnified hereunder; provided, however, that if any such settlement or consent judgment contemplates any action or restraint on the part of Indemnified Party, then such settlement or consent judgment shall require the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. In addition to the foregoing, the Indemnified Party shall have the right, at the expense of the Indemnified Party, to employ separate counsel in any such action and to participate in the defense thereof. An Indemnified Party may settle any action for which it is indemnified hereunder on behalf of itself only (i.e., with respect to its own liability and with no requirement of Obligor to admit guilt or liability) with the prior written consent of Obligor, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, by way of illustration and not limitation, it shall be reasonable for Obligor to deny consent to any settlement that requires Obligor to expend funds in an amount Obligor determines in good faith to be appropriate so long as the Indemnified Party remains adequately protected at all times). In the event the Obligor fails to use reasonable efforts to defend or compromise any action, lawsuit or other proceeding for which an Indemnified Party is indemnified hereunder, the Indemnified Party may, at Obligor’s expense and without limiting Obligor’s liability under the applicable indemnity, assume the defense of such action and the Obligor shall pay the reasonable actual out-of-pocket charges and expenses of such attorneys and other persons on a current basis within thirty (30) days of submission of invoices or bills therefore. In the event the Obligor is Owner and Owner neglects or refuses to pay such charges, Operator may pay such charges out of the Operating Account and deduct such charges from any amounts due Owner, or add such charges to any amounts due Operator from Owner under this Agreement. If Operator is the Obligor and Operator neglects or refuses to pay such charges, the amount of such charges shall be deducted from any amounts due Operator under this Agreement.

21.5 Survival Beyond Termination

The provisions of this Article XXI shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Term.

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ARTICLE XXII

MISCELLANEOUS

22.1 Binding and Enforceable Agreement

Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties.

22.2 Transactions with Affiliates

Operator may engage one or more of its Affiliates or other related parties to furnish goods or services to Hotel; provided, however, that the terms of any such arrangement, when taken as a whole, shall not be less favorable to the Hotel than the prevailing terms of similar such arrangements obtainable on a commercially reasonable basis from unrelated parties in the area of the Hotel; provided, further, that in all events Operator provides Owner prior written notice of any such arrangement which shall include, without limitation, the terms of any such arrangement. Operator shall promptly notify Owner of any such engagement of Operator’s Affiliates to the extent such engagement and affiliations are not included in the applicable Budgets.

22.3 Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to the subject matters hereof, superseding all prior agreements or undertakings, oral or written. Owner acknowledges that in entering into this Agreement Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by the Operator.

22.4 Headings

The headings of the titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

22.5 Waiver

A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions of any future occasion.

22.6 Binding Agreement

This Agreement shall be binding upon and inure to the benefit of Owner and Operator and their respective successors and permitted assigns.

22.7 Choice of Law

This Agreement shall be construed, both as to its validity and as to the performance of the parties in accordance with the laws of the state in which the Hotel is located and venue shall be in located in Miami-Dade County, Florida.

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22.8 Loans

Excluding Operator’s right to receive payment of the Base Fee, Incentive Fee (to the extent accrued), Centralized Service fees and reimbursement and other amounts due to Operator pursuant to this Agreement, Operator agrees to subordinate this Agreement to the lien of any Mortgage loan which now or hereafter encumbers the Hotel and execute any subordination agreement requested from time to time by any lender under a Mortgage (each, a “Mortgage Lender”) to the extent reasonably acceptable to Owner and Operator. Operator hereby acknowledges and agrees that any financing secured by a security interest in the direct or indirect ownership interests in Owner (each, a “Mezzanine Loan”) is expressly permitted hereunder (and Owner shall have a right to grant a security interest in the direct or indirect ownership interests of Owner in connection therewith), and Operator agrees to execute any subordination agreement requested from time to time by an lender under a Mezzanine Loan (each, a “Mezzanine Lender”, together with any Mortgage Lender, collectively, “Lender”) to the extent reasonably acceptable to Owner and Operator.

22.9 Dispute Resolution

If any claim, dispute or difference of any kind whatsoever (a “Dispute”) shall arise out of or in connection with or in relation to this Agreement whether in contract, tort, statutory, or otherwise, and including any questions regarding the existence, scope, validity, breach or termination of this Agreement, the following procedures shall apply:

A.	The parties shall first attempt to settle such Dispute by participating in at least ten (10) hours of mediation, which mediation shall take place in Miami-Dade County, Florida and shall be administered by JAMS (or if JAMS no longer exists, another mutually acceptable alternative dispute resolution provider) (the “ADR Provider”). The complaining party must notify the other party that a Dispute exists and then contact the ADR Provider to schedule the mediation conference, which conference shall take place no later than fourteen (14) days after the complaining party notifies the other party that a Dispute exists. A designated individual mediator who is a member in good standing of the ADR Provider will then be mutually selected by the parties to conduct the mediation; provided that such mediator must have at least 10 years’ experience as a mediator and must not have any conflict of interest (the “Mediator”). If the parties are unable to agree upon the identity of the Mediator within five (5) days after the complaining party has notified the other party that a Dispute exists, then, subject to the requirements of this Section 22.9, the ADR Provider shall select a qualified mediator of its choosing who shall act as the Mediator of the Dispute. The mediation will be a nonbinding conference between the parties conducted in accordance with the applicable rules and procedures of the ADR Provider. The mediation shall take place in Miami-Dade County, Florida. Neither party may initiate litigation or arbitration proceedings with respect to any dispute until the mediation of such dispute is complete. Any mediation will be considered complete: (i) if the parties enter into an agreement to resolve the dispute; or (ii) if the dispute is not resolved after completion of ten (10) hours of such mediation. The parties shall share equally in the cost of the mediation.

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B.	If any dispute remains between the parties after the mediation is complete, then the dispute shall be submitted to final and binding arbitration pursuant to the procedures set forth in this Section 22.9. The parties agree that the Arbitrator (as defined herein) shall have the power to order equitable remedies, including specific performance and injunctive relief.

C.	An arbitral tribunal of one arbitrator (the “Arbitrator”) shall be established in conformity with the Comprehensive Arbitration Rules and Procedures of JAMS or such other rules of a successor ADR provider mutually agreed upon by the parties (the “Rules”) in effect at the time such arbitration is commenced. Each party shall appoint a person to appoint the Arbitrator within fifteen (15) days of the date of a request to initiate arbitration, and the two appointed persons will then jointly appoint the Arbitrator (provided that the Arbitrator shall not be the same person as the Mediator) within fifteen (15) days of the date of the appointment of the second person, to act as the Arbitrator. Appointed persons or the Arbitrator not appointed within the time limits set forth in the preceding sentence shall be appointed by the ADR Provider. In rendering a decision hereunder, the Arbitrator shall take into account the Operating Standards of the Hotel as provided herein and other applicable provisions of this Agreement.

D.	Any arbitration must be commenced within sixty (60) days after the completion of the mediation. The arbitration, regardless of the amount in dispute, shall be conducted in accordance with the Rules. Any arbitration shall take place in Philadelphia, Pennsylvania. The arbitrators shall apply the substantive law of the state where the Hotel is located (exclusive of choice of law principles) in resolving the Dispute. Issues relating to the conduct of the arbitration and enforcement of any award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16. No party to any Dispute shall be required to join any other person or entity as a party to the Dispute pursuant to the arbitration provisions set forth in this Section 22.9.

E.	The Arbitrator’s monetary awards may include a requirement that the losing party bear reasonable actual out-of-pocket attorneys’ fees and costs of the arbitration proceeding, but, in no event shall award punitive or exemplary damages of any kind. Unless the Arbitrator determines otherwise, each party to an arbitration proceeding shall be responsible for all fees and expenses of such party’s attorneys, witnesses, and other representatives, and one-half of the other fees and expenses of the Arbitrator and the other costs of the arbitration shall be allocated to and paid by (i) the party or parties initiating the respective arbitration proceeding and (ii) the party or parties against whom the respective arbitration proceeding is brought. Any monetary award shall be in dollars of the United States of America. The award rendered in any arbitration commenced hereunder shall be final and binding upon the parties, and each party hereby waives any claim or appeal whatsoever against it or any defense against its enforcement.

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F.	The obligation to arbitrate under this Section 22.9 is binding on the parties, successors and assigns. For purposes of appointing persons to appoint the arbitrator, any party, successors and assigns shall jointly appoint such party’s appointer.

G.	Until such time as a final determination of any Dispute is obtained pursuant to this Section 22.9 and, notwithstanding any termination of or default under, or alleged termination of or default under, this Agreement, all parties to this Agreement involved in such Dispute shall remain liable for, and shall be required to continue to satisfy, their respective obligations under this Agreement. For purposes of resolving any dispute relating to the Budgets, the Arbitrator shall be obligated to render a final decision within one hundred twenty (120) days following the date that the Arbitrator has been appointed.

H.	Expert Determination. Notwithstanding anything to the contrary in Section 22.9.A above, any dispute, claim or issue arising under this Agreement with respect to: (i) the proper inclusion or exclusion of items in Total Revenues, Operating Expenses, Fixed Charges, or Net Operating Income (or the calculation thereof); (ii) the proper computation of the Base Fee; Incentive Fee, charges for Centralized Services or Reimbursable Expenses; (iii) the approval of the Budgets; or (iv) other matters as to which this Agreement expressly provides for dispute resolution by the Expert, shall be resolved in accordance with this Section 22.9.H by one (1) neutral arbitrator mutually selected by the parties (the “Expert”). The Expert shall (x) have at least ten (10) years’ experience in the area of expertise on which the dispute is based (e.g., for operational matters, expertise in the management of hotels in the same class as the Hotel, for accounting matters, expertise in hotel accounting for hotels in the same class as the Hotel), (y) not have any conflict of interest with either party, and (z) not be deemed a competitor of either party. The following provisions shall apply in respect of the determination of all matters to be referred to an Expert for determination as provided in this Agreement:

(i)	The use of the Expert shall be the exclusive remedy of the parties, and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

(ii)	Each party shall be entitled to make written submissions to the Expert, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission. The parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance requested of the parties. The costs of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein. The Expert may direct that such costs be treated as Operating Expenses of the Hotel; and

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(iii)	The terms of engagement of the Expert shall include an obligation on the part of the Expert to: (a) notify the parties in writing of his decision within fifteen (15) days from the date on which the Expert has been selected (or such other period as the parties may agree or as set forth herein); and (b) establish a timetable for the making of submissions and replies.

I.	This Section 22.9 shall survive the expiration or termination of this Agreement.

22.10 No Guarantee of Operating Results

Owner acknowledges that (a) all budgets and financial projections prepared by Operator or its Affiliates prior to the Opening Date or under this Agreement, are intended to assist in operating the Hotel, but are not to be relied on by Owner or any third party as to the accuracy of the information or the results predicted therein, and (b) Operator does not guarantee the accuracy of the information nor the results of in such budgets and projections. Accordingly, Owner agrees that (i) subject to Section 9.6, neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any third party for any divergence between such budgets and projections and actual operating results achieved, and (ii) the failure of the Hotel to achieve any forecasted Total Revenue in the Budgets or shall not constitute a default by Operator or give Owner the right to terminate this Agreement.

22.11 Oversight of Renovation Services

Owner acknowledges that any review, advice, assistance, recommendation or direction provided by Operator with respect to the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of the Hotel (including, if applicable, the property improvement plan or any capital expenditure) (a) is intended solely to assist Owner in the development, construction, maintenance, repair and upgrading of the Hotel and Owner’s compliance with its obligations under this Agreement, and (b) does not constitute any representation, warranty or guaranty of any kind whatsoever that (i) there are no errors in the plans and specification, (ii) there are no defects in the design of construction of the Hotel or installation of any building systems or FF&E therein, or (iii) the plans, specifications, construction and installation work will comply with all applicable laws (including the American with the Americans With Disability Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101 et seq., or similar laws or regulations governing public accommodations for individuals with disabilities). Accordingly, Owner agrees that neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any third party for any (1) errors in the plans and specifications, (2) defects in the design of construction of the Hotel or installation of any building systems or FF&E therein, or (3) non-compliance with any engineering and structural design standards or applicable laws.

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22.12 Operating Funds

Operator’s obligations under this Agreement are subject in all respects to the availability of sufficient funds from the operation of the Hotel, or which are otherwise provided by Owner. Except as otherwise expressly provided in this Agreement, all costs and expenses of operating the Hotel shall be payable out of funds from the operation of the Hotel, or which are otherwise provided by Owner. In no event shall Operator be obligated to pledge or use its own credit or advance any of its own funds to pay any such costs or expenses for the Hotel. Operator is not, and never shall be, liable to any creditor of Owner or its subsidiaries or Affiliates for any debt incurred by Operator which was incurred in furtherance of Operator’s services hereunder for the Hotel. Owner agrees to indemnify and hold Operator harmless from and against any and all such claims of creditors and against all reasonable out-of-pocket costs, charges and expenses (including reasonable, actual out-of-pocket attorney’s fees and expenses) actually incurred or sustained by Operator in connection with any action, suit or proceeding to which it may be made a party by any creditor of Owner or with respect to any debt incurred by Operator which was incurred in furtherance of providing the services hereunder for the Hotel (the “Credit Obligation”). In the event that Operator has pledged or used its own credit, or advanced any of its own funds to pay any costs or expenses, for the Hotel, Owner may be required to provide a parent guaranty to guarantee any such Credit Obligation and for repayment of any such extensions of credit by Operator upon thirty (30) days prior written notice from Operator. Accordingly, notwithstanding anything to the contrary in this Agreement, Operator shall be relieved from its obligations to operate the Hotel in accordance with this Agreement only to the extent that Operator is prevented or restricted in any way from doing so by reason of (a) the occurrence of a Force Majeure Event, (b) Owner’s breach of any term of this Agreement (including Owner’s obligation to provide sufficient funds or a parent guaranty as required under this Agreement), or (c) any limitation or restriction in this Agreement on Operator’s authority or ability to expend funds in respect of the Hotel. The provisions of this Section 22.12 shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Term.

22.13 Consents and Approvals

Owner acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither Operator nor its Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, Owner agrees that neither Operator nor its Affiliates shall have any liability whatsoever to Owner or any third person by reason of (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld by Operator, or (b) any delay or failure by Operator to provide any consent, approval or authorization, or advice, assistance, recommendation or direction. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a party for approval or consent under this Agreement, such party has a duty to act reasonably and timely in rendering a decision on the matter, provided that any party’s failure to approve or disapprove any matter requested hereunder within ten (10) days following a party’s request for approval or consent (or such longer response period as may be expressly provided herein), shall be deemed an approval by such party of the item or action for which approval or consent was requested. Unless expressly stated in an approval or consent, it shall only be for the specific matter in question and shall not be deemed to apply to any other similar matter.

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22.14 Signature Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required, each of which so executed shall be deemed an original, irrespective of the date of its execution and delivery, and counterparts together shall constitute one and the same instrument. Counterparts delivered by facsimile, email or other electronic means shall be deemed originals for all purposes. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.

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IN WITNESS WHEREOF, Owner and Operator have duly executed this Hotel Management Agreement the day and year first above written.

OWNER:

1350 S DIXIE LLC, a Delaware limited liability company

By:	/s/ Brent Reynolds
Name:	Brent Reynolds
Title:	Authorized Representative

OPERATOR:

HERSHA HOSPITALITY MANAGEMENT L.P., a Pennsylvania limited partnership

By:	Star HHM GP, L.L.C., a Delaware limited liability company, its sole general partner

By:	/s/ Naveen Kakarla
Name:	Naveen Kakarla
Title:	President

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EXHIBIT A

CENTRALIZED SERVICES

Fees	Amount / Calculation	Description
Accounting and Financial Services Fee	$2,800 per month (subject to increase on January 1 of each Fiscal Year (after the expiration of the first Fiscal Year) to account for increases in CPI, if any, from the previous Fiscal Year)	To reimburse Operator for reasonable actual out-of-pocket costs of Operator related to the integration, support, budgeting, centralized accounting services, and financial reporting associated with the Hotel, including, without limitation, clustered and shared personnel, annual and monthly reports, Sarbanes Oxley compliance and ownership accounting.
Information Technology Services Fee	$1,100 per month (subject to increase on January 1 of each Fiscal Year (after the expiration of the first Fiscal Year) to account for increases in CPI, if any, from the previous Fiscal Year)	To reimburse Operator for reasonable actual out-of-pocket costs of Operator related to the installation, integration, and ongoing support of information technology related systems at Hotel (including, without limitation, networking services and associated software of Operator).
Revenue Management Fee	$140,000 per year (subject to increase on January 1 of each Fiscal Year (after the expiration of the first Fiscal Year) to account for increases in CPI, if any, from the previous Fiscal Year)	To reimburse Operator for salaries, benefits and operating expenses of the revenue management department.
Payroll Processing	Fixed monthly amount based on employee count and clock count.	To reimburse Operator for cost of payroll processing, time and attendance system, affordable care act reporting, and property clocks.
HR Programs	Fixed monthly amount based on budgeted revenue.	To reimburse Operator for cost of applicant tracking and onboarding system and employee self service system (benefit administration).
HR Recruiting	$1,500 per position filled	To reimburse Operator for property level recruiting expenses.
PCI Compliance	Fixed fee plus direct costs per brand, if any	To reimburse Operator for software and labor costs to maintain compliance, including penetration and vulnerability testing.
National Sales Allocation	Fixed monthly amount based on full year budgeted percentage of revenue	To reimburse Operator for salaries, benefits and direct costs of the national sales team.
Risk Management	Fixed monthly amount based on full year budgeted cost per room	To reimburse Operator for salaries, benefits and direct costs of the risk management team.

THESIS HOTEL MIAMI

EXHIBIT B

COMPETITIVE SET

THESIS HOTEL MIAMI

EXHIBIT C

EXAMPLE OF INCENTIVE FEE CALCULATION

For example purposes only, if in Fiscal Year 2 after the Opening Date of this Agreement, the projected Net Operating Income set forth in the approved Operating Budget for such Fiscal Year is Six Million Dollars ($6,000,000.00) and the actual Net Operating Income for the Hotel is Six Million Five Hundred Thousand Dollars ($6,500,000.00), then the Incentive Fee for that Fiscal Year would be calculated as follows:

Excess NOI = $6,500,000 - $6,000,000 = $500,000

20% of 6,000,000 = $1,200,000

Excess NOI ($500,000) is less than 20% of the projected Net Operating Income ($1,200,000), so clause (a) of Section 10.2 is applicable.

Thus, the Incentive Fee (subject to the cap on fees in Section 10.2) = 10% of $500,000 = $50,000

For example purposes only, if in Fiscal Year 3 after the Opening Date of this Agreement, the projected Net Operating Income set forth in the approved Operating Budget for such Fiscal Year is Six Million Five Hundred Thousand Dollars ($6,500,000.00) and the actual Net Operating Income for the Hotel is Seven Million Eight Hundred Thousand Dollars ($7,800,000.00), then the Incentive Fee for that Fiscal Year would be calculated as follows:

Excess NOI = $7,800,000 - $6,500,000 = $1,300,000

20% of 6,500,000 = $1,300,000

Excess NOI ($1,300,000) is greater than or equal to 20% of the projected Net Operating Income ($1,300,000), so clause (b) of Section 10.2 is applicable.

Thus, the Incentive Fee (subject to the cap on fees in Section 10.2) = 20% of $1,300,000 = $260,000

THESIS HOTEL MIAMI

EXHIBIT D

PRE-OPENING FEES

Fees	Amount / Calculation	Description
Pre-Opening &Technical Services Fee	The greater of (a) $10,000 per month (the “Monthly Pre-Opening Fee”) from October 1, 2019 through and including the Opening Date, not to exceed $100,000 in the aggregate and (b) $60,000. For purposes of calculating the Pre-Opening & Technical Services Fee, any partial month shall be prorated on the basis of the number of days during such partial month.	To reimburse Operator for its reasonable actual out-of-pocket costs of the technical and other services provided by Operator during the Pre-Opening Period, including review of programming, architectural and design details, brand standard requirements, oversight of FF&E procurement, information technology needs at the project, human resources, and mobilization and oversight services required to prepare the Hotel for opening. All other actual costs and expenses (as reasonably approved by Owner) associated with the Pre-Opening Period, including, without limitation, labor costs, subsistence expenses and OS&E, shall be paid by Owner as billed.

PAYMENT SCHEDULE

Owner shall pay Operator the Monthly Pre-Opening Fee commencing on October 1, 2019 and thereafter, payable in advance on the first day of each month until the earlier of (1) the Opening Date or (2) when Owner shall have paid Operator $100,000 of Monthly Pre-Opening Fees in the aggregate. If, as of the Opening Date, the Monthly Pre-Opening Fees paid and/or payable to Operator is less than $60,000 in the aggregate, then Owner shall, within thirty (30) days of the Opening Date, pay Operator the positive difference between $60,000 minus the Monthly Pre-Opening Fees payable to Operator through the Opening Date.

Notwithstanding anything contained herein to the contrary, the entire Pre-Opening Fee & Technical Services Fee shall be fully paid on or prior to the date that is thirty (30) days after the Opening Date.

All other actual third party out-of-pocket costs and expenses reasonably acceptable to Owner shall be paid monthly following Owner’s receipt of an invoice and Operator providing documentation of same. Such reimbursement shall be on a cost reimbursement basis (i.e., no profit to Operator).

Any pre-opening fees and costs expended shall not be refundable upon any early termination of the Management Agreement and shall be considered earned as of the date of payment.

THESIS HOTEL MIAMI

EXHIBIT E

PRE-OPENING SERVICES

During the period from October 1, 2019 until the Opening Date (the “Pre-Opening Period”), Operator shall assist Owner in preparing the Hotel for opening in accordance with the Pre-Opening Budget (as hereinafter defined), including performing and/or providing the following (collectively, the “Pre-Opening Services”), all of which shall be subject to Owner’s review and approval unless otherwise indicated:

●	Develop a marketing strategy for the Hotel;

●	Develop and execute a sales, marketing and public relations strategy;

●	Recruit and hire personnel to work at the Hotel, and establish any appropriate employee benefit plans and pension plans, and determine all matters with regard to Hotel Employees (all of whom will be employed by Operator), all in accordance with the pro forma; notwithstanding the foregoing, (a) the Executive Hotel Employees, and the compensation packages for same, shall require Owner’s approval and Owner shall be permitted to participate in interviews of final candidates for those positions; and (b) the employee benefit plans and pension plans for all personnel shall require Owner’s approval prior to the Opening Date;

●	Train management and line staff, including creation and development of a training program to help the staff to understand the Hotel’s concept and develop a service style commensurate therewith;

●	Setup sales system, including POS & IT integration of sales system;

●	Setup financial systems (including the accounting infrastructure for the Hotel, with standard reporting systems and standard operating procedures for accounting functions such as accounts payable and accounts receivable);

●	Negotiate all contracts with vendors considered necessary by Operator for the operation of the Hotel (but subject in all events to the terms and conditions of this Agreement);

●	At Owner’s written request, purchase or lease on behalf of Owner such services and merchandise as are necessary for the operation of the Hotel;

●	Operator agrees to, in connection with any promotional material, give proper credit to the respective design professional who participated in the project through final completion (e.g., the architect); and

●	Work with third parties, as necessary, for a timely and successful opening of the Hotel, including in connection with the procurement of operating permits, licenses and governmental approvals (“Operating Approvals”) necessary for the operation of the Hotel; provided, however, that such Operating Approvals shall not include obtaining any elevator, boiler, construction, development, zoning permits or the certificate of occupancy for the Hotel; provided, further, that Operator agrees to assist Owner with completing the applications for any elevator, boiler, construction, development, zoning permits or the certificate of occupancy for the Hotel (as reasonably requested by Owner).

THESIS HOTEL MIAMI

Pre-Construction and Construction Services

●	In concert with Owner, following execution of the Agreement, develop an operations milestone activities schedule based on Owner’s project schedule. Owner is to provide Operator on the first (1st) day of each month an up-to-date project schedule. Operator will then review the project schedule and update the operations milestone schedule if needed to ensure the operational tasks are properly coordinated.

●	Conceive of, develop and oversee implementation of the Hotel operating program and design, from back of the house through guestroom amenities (including, if necessary, recommendations and specifications for technology and related software and hardware systems, FF&E, OS&E, back of house, and guest amenities) consistent with the Pre-Opening Budget;

●	Provide guidance to Owner with FF&E, OS&E, information technology and telecommunications technology (software and hardware) purchasing, including, in Owner’s sole discretion, the selection of a qualified purchasing agent (it being understood that the services commonly provided by a purchasing agent are not included in the scope of the Agreement) consistent with the project budget;

●	Provide such other and additional services as are customary, necessary or desirable and which other managers provide during this phase or similar phases of the development of a project which is similar to the Hotel or as otherwise requested by Owner; and

●	Finalize facility program for BOH space and system programming to include IT, BMS, closets, back office, and other relevant items.

Technical Services

●	Coordinate with Owner’s IT consultant to procure all IT service providers and ensure all equipment and content will meet Operator’s requirements and brand standards;

●	Advise Owner in connection with the development of all items of the operational infrastructure within the Hotel, including, but not limited to, technology, food and beverage facilities, public spaces, meeting rooms and fitness centers;

●	Submit for Owner’s approval (to be granted or withheld in Owner’s sole, but good faith, discretion) recommendations for all FF&E, OS&E, and systems (for example, communications systems, property management systems, OS&E, other branded touchpoints, etc.) to be purchased and installed in the Hotel as part of the project consistent with the Pre-Opening Budget; and

THESIS HOTEL MIAMI

●	Provide such other and additional services as are customary, necessary or desirable and which other managers provide during this phase or similar phases of the development of a project which is similar to the Hotel.

●	Prepare and present Owner with a Pre-Opening Budget.

Other Pre-Opening Services

●	Mobilize an experienced taskforce to assist in the opening of the Hotel (and if there is a hotel brand, such task force shall be familiar with that brand’s requirements). The duration and scale of such support staff will be determined based on the needs of the Hotel and the Pre-Opening Budget. Costs and expenses related to Operator’s provision of such support services will be included in the Pre-Opening Budget for the Hotel approved in writing by Owner and will be paid for by Owner in accordance therewith.

●	In consultation with contractors and other specialists retained by Owner in connection with the construction and development of the Hotel, procure, organize and compile maintenance manuals, procedures and logs for the Building and Building systems affecting the Hotel.

●	With Owner’s approval as described above, prepare employee staffing plans and salary and benefits programs for each classification of employee. Develop employee policies and procedures, and prepare employee handbooks describing same.

●	With Owner’s approval as described above, select a Director of Sales who shall take up full-time business residence at the Hotel (or at a pre-opening office arranged by Owner nearby to the Hotel) and be a full-time employee assigned to the Hotel in charge of preparing specific sales and marketing programs for the Hotel and who shall commence execution of the same.

●	Develop and implement marketing and promotional programs for the Hotel.

●	With Owner’s approval as described above, select and appoint a General Manager, subject to the Agreement, who shall take up full-time business residence at the Hotel (or the pre-opening office) and be a full-time employee assigned to the Hotel in charge of planning, implementing, preparing and executing all operational plans for the Hotel in preparation for the opening date of the Hotel. The General Manager must be experienced in opening and managing a new hotel comparable in size and quality to this Hotel.

●	Select, hire and train all necessary Hotel Employees in accordance with staffing plans/ previously prepared for the Hotel and, as applicable, subject to the terms of the Agreement, provided, however that Owner shall be permitted to interview final key candidates for and approval the selection of the General Manager, Director of Sales and Controller.

●	Not later than forty-five (45) days after execution of the Agreement, prepare and deliver to Owner the Budgets for the Hotel covering (i) if the Opening Date occurs on October 1 or later in any calendar year, the period from the Opening Date to and including the end of the first full calendar year thereafter or (ii) if the Opening Date occurs on any day prior to October 1 in any calendar year, the period from the Opening Date to and including the end of the calendar year in which the Opening Date occurs.

THESIS HOTEL MIAMI

●	Design and implement a modern and sound accounting system (using the Uniform System as a basis therefor) and records management program for the Hotel, with effective systems of internal accounting controls which shall in all event be sufficient to enable preparation of the reports required under the Agreement, and calculation of management fees in accordance with the provisions of the Agreement.

●	Arrange for and prepare applications for all operating permits and licenses, including, without limitation, any necessary hotel licenses, restaurant operator’s licenses (to the extent that Operator operates the restaurant and bar facilities at the Hotel), liquor licenses (to the extent that Operator operates the restaurant and bar facilities at the Hotel or is otherwise required to obtain a liquor license to perform its obligations under the Agreement), pool permits, and the like; provided, however, that Operator shall not be required to obtain or otherwise coordinate any elevator, boiler, construction, development, zoning permits or the certificate of occupancy for the Hotel except to the extent that operational information or input is required to obtain any of the foregoing.

●	Arrange for all necessary utility services for the Hotel.

●	Plan and implement grand opening festivities for the Hotel.

●	Test the systems and equipment of the Hotel to ensure all is functioning properly.

●	Otherwise provide such other services, and take such other action Operator, in the exercise of its reasonable discretion, deems necessary or desirable in order to enable the Hotel, on the opening date, to be fully-staffed with trained personnel prepared to provide goods and services normally expected of a first-class hotel to the extent reasonably feasible.

Pre-Opening Budget and Funding. Owner and Operator hereby approve the pre-opening budget for the Pre-Opening Services attached hereto as Exhibit F (the “Pre-Opening Budget”). Operator shall not to exceed the Pre-Opening Budget in providing the Pre-Opening Services; provided, however, Operator may do so to the extent Operator has obtained Owner’s prior written approval therefor, not to be unreasonably withheld, conditioned or delayed. All reasonable out-of-pocket costs and expenses actually incurred by Operator in connection with the Pre-Opening Services provided during the Pre-Opening Period shall be borne by Owner in accordance with the Pre-Opening Budget, and where possible, shall be billed to and paid directly by Owner. Owner shall provide to Operator, monthly in advance, funds to pay the anticipated costs and expenses set forth in the Pre-Opening Budget, to the extent such costs and expenses are not billed to and paid directly by Owner. Where any costs and expenses in connection with the Pre-Opening Services are not either billed to and paid directly by Owner or funded in advance by Owner, Owner shall, subject to the Pre-Opening Budget, reimburse Operator for all actual and reasonable out-of-pocket costs and expenses, if any, incurred by Operator during the Pre-Opening Period and in accordance with the Pre-Opening Budget within ten (10) business days of receipt of written demand therefor from Operator.

THESIS HOTEL MIAMI

EXHIBIT F

PRE-OPENING BUDGET

(see attached)

THESIS HOTEL MIAMI

EXHIBIT G

MINIMUM INSURANCE REQUIREMENTS

1.	Insurance Requirements for the Hotel:

General Liability - $1,000,000 per Occurrence/$2,000,000 General and Product Liability Aggregate per Location

Including:

1.	Products and Completed Operations
2.	Contractual Liability
3.	Personal Injury
4.	Incidental Medical Malpractice
5.	Molestation and Abuse are not Excluded
6.	Punitive Damages unless Excluded by Public Policy
7.	Fellow Employee Coverage
8.	Garage Keepers Liability
9.	Liquor Liability
10.	Blanket Additional Interests
a.	All Managers or Lessors of Premises
b.	All mortgagors of Premises
c.	Vendors
d.	Volunteer Workers
e.	As required by Contract
11.	Severability of Interests
12.	Waiver of Subrogation as Required by Contract
13.	Terrorism not Excluded or Sub-Limited
14.	No Deductible/SIR
15.	Coverage is Designated to the Scheduled Premises and is Primary and Non-Contributory

Commercial Automobile - $1,000,000 – Any Auto

Including:

1.	Medical Payments - $10,000 per person
2.	Personal Injury Protection – As required by State
3.	Property Protection Insurance – As required by State
4.	Uninsured Motorists - $1,000,000 Limit
5.	Underinsured Motorists - $1,000,000 Limit
6.	Physical Damage (Owned and Hired Autos) – Comprehensive $1,000 Deductible per Occurrence
7.	Physical Damage (Owned and Hired Auto) – Collision $1,000 Deductible per Occurrence
8.	Auto Loan/Lease Gap Coverage

Umbrella Liability - $50,000,000 per Occurrence/ $50,000,000 Aggregate per Location

Including:

1.	Retained Limit – 0
2.	Follows Scheduled Underlying Policies

Workers Compensation – Provided in All States except as Provided by the State Funds of – ND, OH, WA, WV, WY

THESIS HOTEL MIAMI

Medical Benefits – Statutory

1.	Indemnity – Statutory
2.	Employers Liability - $500,000
a.	Each Accident
b.	Disease - Each Employee
c.	Disease – Policy Limit

Crime - $1,000,000 Occurrence Limit S/T/A $25,000 per Occurrence Deductible Covering:

1.	Employee Theft
2.	Forgery or Alteration
3.	Computer Fraud
4.	Funds Transfer Fraud
5.	Theft of Money & Securities
a.	Inside the Premises
b.	Outside the Premises

Guest Property - $10,000 Limit per Occurrence

1.	$1,000 deductible
2.	Liability Governed by Statute

Property Manager’s Errors and Omissions - $1,000,000 Each Claim / $2,000,000 Aggregate for All Claims

1.	Claim Includes Identifiable Loss and Defense Cost
2.	A $100,000 Deductible Applies to Loss and Defense

Employment Practices Liability

1.	$2,000,000 Aggregate for All Loss Combined (Including Defense Cost)
2.	A $25,000 Deductible

Environmental Impairment Liability

1.	$3,000,000 per Loss / $3,000,000 Aggregate for All Losses
2.	Coverage will Include Loss From:
a.	Remediation Expense On-site Contamination
b.	Remediation Expense Off-site Contamination
c.	Third Party Bodily Injury and Property Damage

2.	Insurance Requirements for Major Contractors:

(a)	Worker’s Compensation - Statutory amount or its equivalent under applicable law.

(b)	Employer’s Liability - $500,000 minimum, where required by applicable or equivalent law.

(c)	Comprehensive General Liability; either

(i)	$100,000 Bodily Injury per Person
$300,000 per Occurrence
$100,000 Property Damage

-or-

(ii)	$1,000,000 combined single limit